                                                                     EXHIBIT 2.5
                                                                     (Southeast)




                               PURCHASE AGREEMENT





                         Dated as of December 17, 1999,


                                 by and between



                          TESORO PETROLEUM CORPORATION
                                       AND
                       TESORO GAS RESOURCES COMPANY, INC.
                                   AS "SELLER"


                                       AND


                                EEX OPERATING LLC


                                   AS "BUYER"

SCHEDULES
---------
         1A                HEDGING CONTRACTS
         1B                PERMITTED ENCUMBRANCES
         2.6(a)            RETAINED LIABILITIES
         4.1(b)(iv)        NO CONFLICT - SELLER
         4.1(b)(v)         CONSENTS AND WAIVERS - SELLER
         4.1(g)            LITIGATION
         4.1(h)            LABOR MATTERS
         4.1(i)            TAXES
         4.1(k)            ABSENCE OF CERTAIN CHANGES
         4.1(m)(iii)       PERMITS AND LICENSES
         4.1(m)(iv)        EXCEPTIONS TO RIGHT TO USE ASSETS
         4.1(o)            SUSPENSE FUNDS
         4.1(p)            INSURANCE
         4.1(q)            CONTRACTS ON PRODUCTION
         4.1(s)            TAX PARTNERSHIPS
         4.1(u)            ENVIRONMENTAL CONDITIONS
         4.1(v)            CONTRACTS
         4.1(x)            WELLS
         4.1(z)            PAYOUT BALANCES
         9.2               EXCEPTIONS TO PRE-CLOSING OPERATING COVENANTS
         9.2(f)            COMMITTED EXPENDITURES
         9.4               EXCEPTIONS TO PRE-CLOSING FINANCIAL COVENANTS

EXHIBITS
--------
         A                 ALLOCATED VALUES
         B                 LEASES AND RELATED PIPELINES
         C                 SUBSIDIARIES AND PARTNERSHIP BALANCE SHEET
         D                 SETTLEMENT STATEMENT

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT is dated December 17, 1999, but effective as of the Effective Time, between Tesoro Petroleum Corporation, a Delaware corporation, and Tesoro Gas Resources Company, Inc., a Delaware corporation, collectively as "Seller", and EEX Operating LLC, a Delaware limited liability company, as "Buyer".

                                   WITNESSETH:

         WHEREAS, Tesoro Gas Resources Company, Inc. owns all of the Membership Interests in Tesoro Southeast LLC, a Delaware limited liability company ("Southeast"); and

         WHEREAS, Tesoro Petroleum Corporation, a Delaware corporation, and Tesoro Gas Resources Company, Inc., a Delaware corporation, collectively as "Seller", and EEX Operating LLC, a Delaware limited liability company, as "Buyer", and EEX Corporation, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated October 8, 1999 providing for the sale by Seller to Buyer of all shares of capital stock of Tesoro Exploration and Production Company, a Delaware corporation ("Exploration") and Tesoro Reserves Company, a Delaware corporation ("Reserves"), together with the partnership interests in Tesoro E&P Company, L.P., a Delaware limited partnership (the "Partnership"); and

         WHEREAS, the Partnership owns certain assets used in the business of the exploration, production, gathering, transportation and marketing of oil, natural gas, condensate and associated hydrocarbons; and

         WHEREAS, on the date of the Stock Purchase Agreement, Exploration and Reserves were the two partners in the Partnership, in which Exploration was the general partner owning a 1% interest and Reserves was the limited partner owning a 99% interest; and

         WHEREAS, the Partnership was converted into a series limited partnership, with the entire Series C limited partnership interest being transferred to Southeast, insofar as such interest covers the revenues, expenses, profits and losses from the Properties described in Exhibit B; and

         WHEREAS, Section 9.12 of the Stock Purchase Agreement provides for the Parties to cooperate at no cost or liability to Buyer, to enable Seller at Seller's election, to transfer the Operating Assets to Buyer in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code; and

         WHEREAS, the Stock Purchase Agreement has been amended to provide for such a like-kind exchange of property, among other purposes, by a First Amendment to Stock Purchase Agreement dated December 16, 1999 (the "Amendment"); and

         WHEREAS, to facilitate such a like-kind exchange transaction, Seller has arranged to assign its interests in the proceeds of the sale of Southeast and its interest in the Properties to 44 Exchange Services L.L.C., as a Qualified Intermediary;

         WHEREAS, the Parties have agreed to restructure the Transaction set forth in the Stock Purchase Agreement, to allow the separate sale of Southeast and its interest in the Southeast Properties through the Qualified Intermediary; and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all issued and outstanding Membership Interests of Southeast, including all of Southeast's rights and interests in the Partnership and the Properties, under the terms and conditions set forth in this Agreement and the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         "ACCEPTING PARTY" shall have the meaning set forth in Section 16.1(e).

         "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 13.4.

         "ACTION" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

         "ADJUSTMENT ASSETS AND LIABILITIES" shall mean the items set forth in
Section 2.7.

         "AFFILIATE" shall have the same meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "AGREEMENT" shall mean this Purchase Agreement.

         "ALLOCATED VALUE" shall mean the monetary value allocated to each Property or group of Properties and the Hedging Contracts on Exhibit A.

         "AMENDMENT" shall mean the First Amendment to Stock Purchase Agreement dated December 16, 1999, by and among Tesoro Petroleum Corporation, a Delaware corporation, Tesoro Gas Resources Company, Inc., a Delaware corporation, and EEX Operating LLC, a Delaware limited liability company, and EEX Corporation, a Texas corporation, for the limited purposes set forth therein

         "APO" shall mean "after payout", as such payout may be established under the respective farmout agreements, joint operating agreements, participation interests and similar agreements affecting each Property, including payouts providing reversionary rights of parties who have elected not to participate in an operation under a joint operating agreement. If there are multiple outstanding payouts affecting any particular well or Property, then the APO interest shall mean the interests after all applicable payouts have occurred. If at the Effective Time there are no outstanding payout balances affecting any particular well or Property, then the listed APO interest in such well or Property shall reflect the Partnership's WI and NRI at the Effective Time.

         "APPLICABLE ENVIRONMENTAL LAWS" means all Applicable Laws in effect pertaining to (i) pollution, or the protection of the environment, including those relating to waste materials and/or hazardous substances, (ii) the protection of Persons or property from actual or potential exposure (or the effects of exposure) to an actual or potential spill or release of Hazardous Substances or petroleum or produced brine or (iii) the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of a Hazardous Substance or petroleum or produced brine.

         "APPLICABLE LAW" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person, Operating Asset or property is subject.

         "BALANCE SHEETS" shall mean the unaudited combined financial balance sheet of Southeast and the Partnership as of June 30, 1999, attached hereto as Exhibit C.

         "BOOKS AND RECORDS" shall mean all of the following which pertain to the conduct of the Business: books, records, manuals and other materials, accounting books and records, continuing property records for property, plant and equipment, land and lease files, title opinions, suspense records, production records, any inventories of equipment and property, well files, engineering files, maps, surveys, electric logs, seismic records, geological and geophysical files, and all other technical data, division order files, contract files, other files, computer tapes, disks, other storage media and records, advertising matter, correspondence, lists of customers and suppliers, maps, photographs, production data, sales and promotional materials and records, purchasing materials and records, work and recent salary history for personnel, credit records, manufacturing and quality control records and procedures, patent and trademark files and disclosures, litigation files, leases, oil and gas leases, deeds, easements and other instruments relating to the Business, any copies of Tax Returns filed by or with respect to Southeast or the Partnership, including copies of all work papers and calculations relating to Southeast and the Partnership in support of such Tax Returns, and any comparable information with respect to predecessors of Southeast or the Partnership to the extent available, and copies of any other applicable accounting and tax records of the Seller and the Partnership pertaining to the Business.

         "BPO" shall mean "before payout", as such payout may be established under the respective farmout agreements, joint operating agreements, participation interests and similar agreements affecting each Property, including payouts providing reversionary rights of parties who have elected not to participate in an operation under a joint operating agreement. If at the Effective Time there is an outstanding payout balance affecting any particular well or Property, the listed BPO interest in such well or Property shall reflect the Partnership's WI and NRI at the Effective Time.

         "BUSINESS" shall mean the Partnership's business of exploring for, developing, producing, gathering, transporting and marketing natural gas, condensate and oil.

         "BUSINESS DAY" shall mean any day exclusive of Saturdays, Sundays and national holidays.

         "BUYER GROUP" shall have the meaning set forth in Section 15.3.

         "BUYER'S KNOWLEDGE" shall mean knowledge of Buyer and management employees of Buyer's ultimate parent, EEX Corporation, with knowledge of Buyer's activities, including the negotiation of this Agreement.

         "BYLAWS" shall mean a corporation's bylaws, code of regulations or equivalent document.

         "CHARTER" shall mean a company's management agreement, articles of association, articles of incorporation, certificate of incorporation or equivalent organizational documents.

         "CLOSING" shall have the meaning set forth in Section 12.1.

         "CLOSING DATE" shall have the meaning set forth in Section 12.1.

         "CLOSING SETTLEMENT PRICE" shall mean the Settlement Price calculated in accordance with the best information available to the Seller prior to Closing, as reflected on the Settlement Statement delivered prior to Closing pursuant to Article X and Section 13.1(a).

         "CODE" shall mean the United States Internal Revenue Code of 1986 and any successor statute thereto, as amended.

         "CONSENT TO ASSIGNMENT" shall mean an existing contractual or legal right of any third party to consent to the Partnership's assignment of a Property to Buyer under such terms as are set forth in this Agreement.

         "CONTRACTS" shall mean all of the contracts that govern or relate to the ownership or operation of the Operating Assets (including without limitation, the wells, facilities and equipment associated therewith and the production therefrom, acreage contribution agreements, assignments, bidding agreements, bottom-hole agreements, contribution agreements, drilling contracts, dry-hole agreements, exploration agreements, development agreements, farm-in and farmout agreements, gas balancing agreements, joint venture agreements, production, sales, marketing and/or brokerage contracts, gas processing agreements, operating agreements, participation agreements, service contracts, storage contracts, gathering agreements, transportation agreements, treating contracts, water rights agreements and the unitization, unit operating, communitization and pooling declarations, agreements and orders that create or govern units). To the extent that Seller, Southeast or the Partnership have rights of indemnification or warranty rights with respect to any Operating Asset or any part of an Operating Asset, the same shall be included in the meaning of "Contracts."

         "DAMAGES" shall mean any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses, expert fees and expenses and court costs), of any nature whatsoever.

         "EFFECTIVE TIME" shall mean July 1, 1999, at 12:00 a.m. local time for each Operating Asset.

         "ENCUMBRANCE" shall mean any interest (including any security interest), pledge, mortgage, lien, charge, adverse claim or other right of third Persons.

         "ENVIRONMENTAL CONDITIONS" shall have the meaning set forth in Section
7.3 of the Stock Purchase Agreement.

         "EXPLORATION LLC" shall mean Tesoro Exploration and Production LLC, a Delaware limited liability company.

         "FINAL SETTLEMENT PRICE" shall mean the Settlement Price calculated in accordance with the best information available to the Parties during the one hundred twenty (120) day period after Closing, as reflected on the Final Statement agreed upon pursuant to Article XIII.

         "FINAL STATEMENT" shall mean the final accounting statement to be agreed upon by the Parties no later than one hundred twenty (120) days after Closing pursuant to Section 13.1(b).

         "FINANCIAL ASSETS AND LIABILITIES" shall mean the assets, liabilities and other financial items on the Balance Sheets, effective as of 11:59 p.m. on June 30, 1999, (i) as adjusted for revenues, income, expenses and other assets and liabilities incurred between the Effective Time and the Closing Date and included within the Adjustment Assets and Liabilities, and (ii) as adjusted for the Pre-Closing Financial Adjustments and (iii) as otherwise adjusted as provided herein. The term "Financial Assets" shall not include any assets, liabilities or other financial items included within the Operating Assets.

         "GAAP" shall mean U.S. generally accepted accounting principles, unless expressly described otherwise.

         "GOVERNMENTAL AUTHORITY" shall mean any international, national, Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

         "GOVERNMENTAL ORDER" shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "GRANDE" shall mean Tesoro Grande LLC, a Delaware limited liability company.

         "HAZARDOUS SUBSTANCE" means a substance, chemical, pollutant, waste or other material (i) that consists, wholly or in part, of a substance that is regulated as toxic or hazardous to human health or the environment under any Environmental Law or (ii) that exists in a condition or under circumstances that constitute a violation of any Environmental Law. "Hazardous Substance" includes without limitation any "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act, any "hazardous chemical" under the Occupational Safety and Health Act, any "hazardous material" under the Hazardous Materials Transportation Act, any "hazardous chemical substance" under the Federal Water Pollution Control Act and any "hazardous waste" under the Resource Conservation and Recovery Act.

         "HEDGING CONTRACTS" shall mean those natural gas derivative pricing contracts listed on Schedule 1A.

         "INCOME TAXES" shall mean any Taxes, including franchise taxes, which are based upon or in respect of income.

         "INDEMNIFIED PARTY" shall mean any Party or other Person entitled to an indemnity under Article XV of this Agreement, with respect to the indemnity so owed.

         "INDEMNIFYING PARTY" shall mean a Party owing an indemnity to any other Party or Person under Article XV of this Agreement, with respect to the indemnity so owed.

         "LENDER" shall have the meaning set forth in Section 9.12(d).

         "LIABILITIES" shall mean any and all debts, claims, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

         "MATERIAL ADVERSE EFFECT" shall mean any event with respect to, change in, or effect on, Southeast, the Partnership or the Business which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Business, or the financial results of operations, assets or properties or financial condition of Southeast and the Partnership, taken as a whole, but the term "Material Adverse Effect" shall not include any change in market conditions or other conditions affecting the oil and gas exploration and production industry generally.

         "MEMBERSHIP INTERESTS" shall mean shall mean all issued and outstanding membership interests in Southeast.

         "NORM" shall have the meaning set forth in Section 7.2.

         "NRI" shall mean the decimal net revenue interest in oil and gas production from a Property.

         "OPERATING ASSETS" shall mean all property rights and interests of the Partnership being sold hereunder in the lands and leases described in Exhibit "B", as set forth in Section 2.4.

         "OTHER TAXES" shall mean all Taxes other than Income Taxes.

         "PARTIES" shall mean Buyer and Seller, collectively.

         "PARTNERSHIP" shall mean Tesoro E&P Company, L.P., a Delaware limited partnership.

         "PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Partnership, as amended.

         "PARTY" shall mean either Buyer or Seller.

         "PERMITTED ENCUMBRANCES" shall include any Encumbrance which is: (i) listed on Schedule 1B, for which a duly executed release in recordable form will be delivered to Buyer at or before Closing; (ii) a lien securing amounts claimed for services provided by operators or other oil field contractors which are not yet due and owing or which are being contested in good faith, through adequate procedures; (iii) a statutory lien arising for Taxes not yet delinquent or which are being contested in good faith, through adequate procedures; (iv) a reservation, exception, limitation, encumbrance or burden expressly included within a recorded oil and gas lease constituting part of a Property with respect to which Seller or the Partnership is not in default at Closing which does not reduce the Partnership's NRI in such Property below the respective decimal interests set forth in Exhibit A; (v) any royalty, overriding royalty or other production burden affecting any Property which does not and will not reduce the Partnership's NRI in such Property below the respective decimal interests set forth in Exhibit A; (vi) any joint operating agreement containing terms and conditions reasonable and customary in the industry (other than a Preferential Right to Purchase that is exercised prior to Closing or a required Consent to Assignment, or a reversionary right that is not reflected in the BPO and APO interests on Exhibit A); (vii) the right of a third party under any equipment rental or lease contract, oilfield service contract, production sales contract or transportation contract affecting any Property, which either may be terminated by the parties thereto without penalty or does not extend for a term of more than sixty days after the Closing Date; (viii) any other easement, operating right, concurrent use right or similar encumbrance that does not affect the Partnership's rights to a Property or reduce the production revenues attributable thereto or increase the costs associated with ownership or operation of that Property; and (ix) a severance tax, production tax, occupation tax, ad valorem tax or similar tax of general application.

         "PERSON" shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

         "POST-CLOSING RETURN" shall have the meaning set forth in Section 16.2(c).

         "PRE-CLOSING FINANCIAL ADJUSTMENTS" shall mean those certain financial accounting adjustments and payments set forth in Section 2.6.

         "PRE-CLOSING PERIOD" shall have the meaning set forth in Section
16.2(c).

         "PRE-CLOSING RETURN" shall have the meaning set forth in Section
16.2(c).

         "PREFERENTIAL RIGHT TO PURCHASE" shall mean the right of any third party under an existing contract or agreement allowing that third party to purchase the Partnership's interest in a Property whenever Seller proposes to transfer its interests in the Partnership under terms such as are set forth in this Agreement and the Stock Purchase Agreement.

         "PRODUCTION" shall mean all oil, natural gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Properties.

         "PROPERTIES" shall mean, collectively, (i) all valid and existing oil and gas leaseholds and mineral fee rights, and all rights and interests appurtenant thereto, which are owned by the Partnership in the lands and leases described on Exhibit B attached hereto, including without limitation all oil and gas WIs, NRIs, mineral fee interests, oil, gas and mineral deeds, leases and/or subleases, royalties, overriding royalties, leasehold interests, mineral servitudes, production payments and net profits interests, fee mineral interests, surface estates, fee estates, royalty interests, overriding royalty interests, or other non-working or carried interests, reversionary rights, farmout and farmin rights, operating rights, pooled or unitized acreage, and all other rights, privileges and interests in such oil, gas and other minerals (and the production thereof), and other mineral rights of every nature now owned by the Partnership in such lands and leases listed on Exhibit B hereto, (ii) all of the contractual rights to interests described in (i) above and in all units in which such interests are pooled, communitized or unitized, and in any other oil, gas and/or mineral leases or assets arising pursuant to the terms of the oil and gas leases listed on Exhibit B hereto, and any other rights and agreements or contracts affecting or relating to interests described in (i) above, or to Production, whether or not listed on Exhibit B, including any tenements, appurtenances, surface leases, easements, permits, licenses, servitudes, franchises or rights of way.

         "PROPERTY" shall mean any individual one of the Properties.

         "PROPERTY TAX PERIOD" shall have the meaning set forth in Section 13.3(a).

         "PROPERTY TAXES" shall have the meaning set forth in Section 13.3(a).

         "PROPOSED SETTLEMENT" shall have the meaning set forth in Section 16.1(e).

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.1.

         "QUALIFIED INTERMEDIARY" shall mean 44 Exchange Services L.L.C., in its capacity as a qualified intermediary to implement a like-kind exchange of the Properties under Section 1031 of the Code.

         "REFUSING PARTY" shall have the meaning set forth in Section 16.1(e).

         "RESERVES LLC" shall mean Tesoro Reserves Company, LLC, a Delaware limited liability company.

         "SELLER" shall mean, collectively, Tesoro Petroleum Corporation, a Delaware corporation, and Tesoro Gas Resources Company, Inc., a Delaware corporation.

         "SELLER'S KNOWLEDGE" shall mean actual knowledge of any fact, circumstance or condition by the officers or management employees (including those with titles of "Manager", "Vice President" and "President" or those in the internal legal department of Seller, Southeast and the Partnership who provide specific advice related to the operations of the Business) of Seller, Southeast and the Partnership involved and knowledge of any fact, circumstance or condition which such officer or management employee would have been aware of with the exercise of reasonable diligence and inquiry in the course of his or her duties.

         "SETTLEMENT PRICE" shall have the meaning set forth in Section 3.2.

         "SETTLEMENT STATEMENT" shall mean the accounting statement calculating the Settlement Price, to be furnished by Seller to Buyer prior to Closing, pursuant to Article X and Section 13.1(a).

         "SOUTHEAST" shall mean Tesoro Southeast LLC, a Delaware limited liability company

         "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement dated October 8, 1999, as amended by the Amendment, by and among Tesoro Petroleum Corporation, a Delaware corporation, Tesoro Gas Resources Company, Inc., a Delaware corporation, and EEX Operating LLC, a Delaware limited liability company, and EEX Corporation, a Texas corporation, for the limited purposes set forth therein.

         "STRADDLE PERIOD" shall have the meaning set forth in Section 16.1(e).

         "STRADDLE RETURN" shall have the meaning set forth in Section 16.2(c).

         "SUBSIDIARIES" shall mean Exploration LLC, Southeast, Grande and Reserves LLC, collectively.

         "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 50A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises as a transferee or successor-in-interest.

         "TAX CLAIM" shall have the meaning set forth in Section 16.1(c).

         "TAX RETURN" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedules or attachments thereto, and including any amendment thereof.

         "TAXING AUTHORITY" shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

         "TESORO GROUP" shall have the meaning set forth in Section 4.1(i).

         "TESORO PARENT" shall have the meaning set forth in Section 4.1(i).

         "TRANSACTION" shall mean the purchase and sale of the Membership Interests pursuant to this Agreement and the related transactions contemplated herein.

         "WI" shall mean a working interest under an oil and gas lease or other Contract affecting a Property which shall reflect the decimal interest for participation in the decisions, costs and risks concerning operations.

         "WORKING CAPITAL" shall mean, at any time, the difference between (a) the sum of the amounts on the line items "cash", "accounts receivable", "inventories" and "prepayment and other" on the Balance Sheet, less (b) the sum of the amounts on the line items "accounts payable" and "accrued liabilities" on the Balance Sheet; all as computed in accordance with GAAP and past practice for Southeast and the Partnership except as expressly provided herein, and in a manner as reflected on the Balance Sheets; provided, however, that the amounts on the line items "prepayment and other", "accounts payable" and "accrued liabilities" on the Balance Sheet shall not include the impact of any amounts referred to in the first proviso in Section 3.2(a)(i); and provided further, that the stated amount of Working Capital shall be reduced by the amount of inventories that existed as of the Effective Time.

         "WORKING CAPITAL ACCOUNTS" shall mean the line items "cash", "accounts receivable", "inventories", "prepayment and other", "accounts payable" and "accrued liabilities" on the Balance Sheet, all as computed in accordance with GAAP and past practice for Southeast and the Partnership, and in a manner as reflected on the Balance Sheets; provided, however, that the line items "prepayment and other", "accounts payable" and "accrued liabilities" shall not include the impact of any items referred to in the first proviso in Section 3.2(a)(i).

                                   ARTICLE II.
                                PURCHASE AND SALE

         2.1 SALE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and pay for, at Closing, all of the Membership Interests.

         2.2 EFFECT OF SALE. The sale of the Membership Interests at Closing shall transfer to Buyer all of Seller's rights in Southeast. On the Closing Date, Southeast shall hold certain interests, assets and liabilities, as set forth in this Article II. Except as otherwise specifically set forth in this Agreement, the transfer of Seller's rights in Southeast shall assign to Buyer all of Seller's beneficial right, title, interest and obligations in and to such interests, assets and liabilities held by Southeast.

         2.3 PARTNERSHIP. On the Closing Date, Exploration LLC and Southeast shall own the rights and interests in the Partnership, insofar as they pertain to the Properties. Exploration LLC shall be the one percent (1%) general partner, and Southeast shall own the entire Series C limited partnership interest in the Partnership insofar as it pertains to allocable revenues and expenses attributable to the Properties. The partnership rights and interests of Southeast described in this Section 2.3 shall pass to Buyer as an attribute of the sale of the Membership Interests pursuant to this Agreement.

         2.4 OPERATING ASSETS. On the Closing Date, the Partnership shall own the Operating Assets, subject to the Permitted Encumbrances, as follows:

         (a)      Exploration and Production Assets.

                  (i)      the Properties;

                  (ii) All the interests in oil and gas wells described on Exhibit A, together with an interest in the production, compression, treating, dehydration or processing facilities and other real or tangible personal property appurtenances and fixtures, which are located on the lands covered by or within the Properties or are being used by the Partnership in connection with the operations on the Properties or Production;

                   (iii) Subject to the license granted under the License Agreement (with respect to the rights covered thereby), rights and interests in geological data and records, seismic data, whether in digital or paper format, well logs, well files, geological data, records and maps, land and contract files and records, accounting files, data and records, computer hardware and software and other materials (whether electronically stored or otherwise) used or held for use by Seller, Southeast or the Partnership, or any of their direct or indirect parents, subsidiaries or other Affiliates, regarding ownership of the Properties or operations and Production which relate to the Properties, and other files, documents and records which relate to the Properties;

                  (iv) Rights, obligations, title and interests in and to permits, orders, contracts, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, farmout agreements, participation agreements, division of interest statements, division orders, participation agreements, and other agreements and instruments applicable to the Properties;

                  (v) All the rights, obligations, title and interests of Seller in and to all easements, rights of way, certificates, licenses and permits and all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Properties, or concerning software used in conjunction with ownership or operation of the Properties;

                  (vi) Rights, title, obligations and interests in or concerning any gas imbalances affecting the Properties; and

                  (vii) All office equipment, computer equipment, light tables, drafting tables, drafting equipment, office supplies, facsimile machines, pool cars and any other equipment or furniture not herein named which is utilized by the Partnership in its day to day operations.

         (b) Leased Assets. To the extent any of the items of office equipment listed in Section 2.4(a) above are leased and not owned, Seller, Southeast and the Partnership shall use their best efforts to cause such leases to be assigned to Buyer at Closing.

         2.5 FINANCIAL ASSETS AND LIABILITIES. On the Closing Date, the Partnership shall own the Financial Assets and Liabilities. Southeast shall be allocated its share of the Partnership's respective Financial Assets and Liabilities attributable to ownership and operation of the Properties in proportion to its ownership of the Partnership's interests in the Properties. The Financial Assets and Liabilities at Closing of the Partnership and each partner in the Partnership shall be computed by Seller in accordance with GAAP, and shall be allocated to the Properties and the partners in the Partnership in accordance with the Partnership Agreement. The Financial Assets and Liabilities shall be adjusted from those set forth on the Balance Sheet to reflect certain Pre-Closing Financial Adjustments and the Adjustment Assets and Liabilities, as set forth in Sections 2.6 and 2.7.

         2.6 PRE-CLOSING FINANCIAL ADJUSTMENTS . Prior to the Closing Date, Seller shall make certain accounting adjustments and payments regarding the assets, liabilities and equity of the Partnership and Southeast, to the effect that Sellers shall remove all intercompany accounts involving the Partnership, Southeast and their Affiliates, and all intercompany liabilities shall have been removed. At Closing the only assets and liabilities of the Partnership and Southeast shall be the Operating Assets and the Adjustment Assets and Liabilities.

         (a) Certain Accounts. Immediately prior to the Closing, Seller shall take, and shall cause Southeast and the Partnership to take, all necessary action deemed appropriate to adjust the Balance Sheets to account for those items that are to be retained by Seller, as set forth in Schedule 2.6(a). In doing so, Seller shall take, and shall cause Southeast and the Partnership to take, all necessary actions deemed appropriate so that the Balance Sheets as of the Closing Date, as adjusted to reflect such actions, will show zero for those line items listed in Schedule 2.6(a) as financial items that are to be retained by Seller.

         (b) Pre-Closing Cash Distribution. Immediately prior to the Closing, Tesoro Gas Resources Company, Inc. shall cause Southeast to pay to it an amount equal to the arithmetic mean of Seller's and Buyer's good faith estimates of the consolidated cash and cash equivalents (other than amounts in suspense accounts) of Southeast as of the Closing Date.

         (c) Changes in Balance Sheets Due to Continuing Operations. Buyer and Seller expressly recognize that the assets and liabilities of Southeast and the Partnership shall be affected by the effects of ongoing ownership and operation of the Operating Assets between the Effective Time and the Closing Date. These changes shall be handled exclusively by adjustments to the Settlement Price as set forth in Section 3.2 and Article XIII.

         2.7 ADJUSTMENT ASSETS AND LIABILITIES . At Closing, the Partnership shall retain, to the extent permitted by applicable law and regulations, the following interests:

         (a) All rights, obligations, liabilities, title and interests of Seller and the Partnership in and to all Hedging Contracts in effect at the Effective Time or thereafter;

         (b) All Working Capital Accounts; and

         (c) All rights to future proceeds, defenses and indemnities owed under any bonds or insurance policies covering the Operating Assets, the Partnership, Southeast or the Business for policy periods prior to the Closing Date, for losses, claims or occurrences, as applicable, arising prior to the Closing Date.

                                  ARTICLE III.
                       PURCHASE PRICE AND SETTLEMENT PRICE

         3.1 PURCHASE PRICE. The monetary consideration ("Purchase Price") for the sale and conveyance of all the Membership Interests to Buyer, effective as of the date of Closing, is Buyer's payment of $14,426,631 in cash.

         3.2 SETTLEMENT PRICE. Pursuant to the provisions as described below, the Purchase Price to be paid by Seller will be subject to certain adjustments made at Closing and within one hundred twenty (120) days thereafter, as set forth in Article XIII, to determine the Settlement Price amount that will actually be paid by Buyer. The Settlement Price will be calculated as follows:

         (a) Increases. The Purchase Price shall be increased by the following amounts:

                  (i) An amount equal to the expenses properly accrued in accordance with GAAP and past practice, and allocated to Southeast under the Partnership Agreement, and as provided for in Section 13.3, attributable to the period from the Effective Time to the end of business on the Closing Date; provided, however, that such expenses shall exclude all (1) depreciation, depletion and amortization, (2) income and franchise taxes, (3) one-half of the amount accrued by and the Partnership and allocated to Southeast under the Partnership Agreement, incentive compensation arrangements for the Retained Employees, as provided in Section 9.9(c), and (4) severance obligations and other amounts accrued under any employment retention and management stability agreements, as provided in
                           Section 9.9(b); provided, further, however that Seller and the Partnership shall be permitted to accrue no more than $40,000 per month from the close of business on June 30, 1999 to the Closing Date for corporate general and administrative expenses;

                  (ii) An amount equal to the capital expenditures relating to the Business properly accrued in accordance with GAAP and past practice and allocated to Southeast under the Partnership Agreement, attributable to the period from the Effective Time to the end of business on the Closing Date; and

                  (iii) The amount of change in Working Capital and allocated to Southeast under the Partnership Agreement between the Effective Time and the end of business on the Closing Date, if the amount of change is a positive number.

         (b) Decreases. The Settlement Price shall be decreased by the following amounts:

                  (i) An amount equal to the revenues properly accrued in accordance with GAAP and past practice and allocated to Southeast under the Partnership Agreement attributable to the period from the Effective Time to the end of business on the Closing Date;

                  (ii) An amount equal to any Settlement Price Adjustment allocated to Southeast under the Partnership Agreement, subject to the application of Section 13.1;

                  (iii) The amount, stated as a positive number, of any change in Working Capital and allocated to Southeast under the Partnership Agreement between the Effective Time and the end of business on the Closing Date, if and only if, the amount of change is a negative number.

The Purchase Price as adjusted pursuant to this Section 3.2 is herein called the "Settlement Price".


                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         4.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Effective as of the Closing Date, Seller shall represent and warrant that:

         (a) Disclosure. To Seller's Knowledge, the representations and warranties set forth in this Section 4.1 of this Agreement, the exhibits to this Agreement, and the information, documents and Balance Sheets provided under the terms of this Agreement represent full and fair disclosure as of the Closing Date and do not contain any untrue statement of any material fact or omit any material fact necessary in order to make the facts stated not misleading.

         (b) Authorization and Enforceability.

                 (i) This Agreement and the Transaction have been duly authorized by each Seller.

                 (ii) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will violate or conflict with, or result in the acceleration of rights, benefits or obligations under, (1) any provision of any of Seller's, Southeast's or the Partnerships' respective Charters, Bylaws, management agreements, limited liability company agreements, operating agreements or partnership agreements, or
                           (2) any applicable statute, law, regulation or Governmental Order to which Seller or Southeast or the Partnerships or the assets and properties of such entities, including without limitation the Operating Assets, are bound or subject.

                  (iii) This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (iv) Except as set forth on Schedule 4.1(b)(iv), or as otherwise specifically provided herein, the execution, delivery, and performance of this Agreement (assuming that all applicable consents are received and all applicable Preferential Rights to Purchase individual Operating Assets are waived) will not (A) be in violation of any provisions of any regulation or order that could reasonably be expected to adversely affect the ownership or operations of the Operating Asset affected thereby or give rise to damages, penalties or claims of third parties, or (B) result in the breach of, or constitute a default under, any indenture or other material agreement or instrument to which Seller, Southeast or the Partnerships are bound, or (C) cause the recognition of gain for which the Buyer (or, after the Closing, the Subsidiaries) will be responsible for the tax thereon or subject any Subsidiary or its assets to any Tax other than Tax for which Seller is responsible under Article XVI;

                  (v) Except as set forth on Schedule 4.1(b)(v) or as otherwise specifically provided herein, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby or thereby, other than (A) consents and Preferential Rights to Purchase affecting individual Operating Assets; (B) filings required (1) to form Southeast under Delaware law; (C) tax filings or (D) where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings (1) is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement
                           (2) could reasonably be expected to adversely affect the Business or (3) could give rise to damages, penalties or claims of third parties.

         (c)      Organizational Status.

                  (i) Each Seller: (1) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (2) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require such qualification, and (3) possesses all requisite authority and power to conduct its business and execute, deliver and comply with the terms and provisions of this Agreement and to perform all of its obligations hereunder. There are no pending or threatened Actions (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any Seller.

                  (ii) Southeast(1) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (2) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require such qualification, and (3) possesses all requisite authority and power to conduct its business. There are no pending or threatened Actions (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Southeast.

                  (iii) The Partnership (1) is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, (2) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require such qualification, and (3) possesses all requisite authority and power to conduct its business. There are no pending or threatened Actions (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of the Partnership.

         (d)      Subsidiary and Other Equity Interests.

                  (i) Southeast has no subsidiaries and does not own any stock or other interest in any other corporation, partnership, joint venture, or other business entity, with the exception of the Partnership.

                  (ii) The Partnership has no subsidiaries and does not own any stock or other interest in any other corporation, partnership, joint venture, or other business entity.

         (e)       Membership Interests and Partnership Interests.

                  (i) Southeast has authorized membership interests, of which all are issued and outstanding and owned by Tesoro Gas Resources Company, Inc. The membership interests have been duly authorized by Southeast, and the membership interests owned by Tesoro Gas Resources Company, Inc. are validly issued and outstanding, fully paid and nonassessable. There are no preemptive rights, subscriptions, options, consents to assignment or rights of first refusal, convertible securities, warrants, calls, stock appreciation rights, phantom stock, profit participation, or other similar rights, or other agreements or commitments obligating Seller or Southeast to issue or to transfer (or preventing the transfer of) any membership interests, capital stock or other equity interest in Southeast.

                  (ii) In the Partnership, the entire Series C limited partnership interest (representing a 100% interest in all of the capital and assets of Series C) is held by Southeast. Exploration LLC is the general partner of the Partnership (representing a 1% interest in all of the capital and assets of Series
                           A). Such
                           interests are duly authorized under the agreement governing the Partnership, as currently amended, and are valid. There are no preemptive rights, or authorized or outstanding subscriptions, options, consents to assignment or rights of first refusal, convertible securities, warrants, calls, appreciation rights, phantom interests, profit participation, or other similar rights, or other agreements or commitments obligating Seller, the Partnership, Reserves LLC, Southeast, Grande or Exploration LLC to issue or to transfer (or preventing the transfer of) any equity interest in the Partnership.

                  (iii) Seller has delivered to correct and complete copies of Southeast's and the Partnership's respective Charter, Bylaws, management agreement, limited liability company agreement, operating agreement or partnership agreement, as amended to date, and the minute books of Southeast and the Partnership. Neither Southeast nor the Partnership is in breach of any provision of its Charter, Bylaws, management agreement, limited liability company agreement, operating agreement or partnership agreement.

         (f)      Title to Membership Interests, Partnership Interests and
Assets.

                  (i) The Membership Interests constitute all of the issued and outstanding membership interests and other equity interests in Southeast. All of the issued and outstanding membership interests of Southeast are owned of record and beneficially with good and valid title by Tesoro Gas Resources
                           Company, Inc., free and clear of any Encumbrance. Upon delivery to Buyer of the certificates representing the Membership Interests in the manner and with the powers described in Section 12.2(a), assuming that Buyer pays the consideration contemplated by this Agreement and has no notice of any adverse claim, good and valid title to the Membership Interests will have been transferred to Buyer, free and clear of any Encumbrances. Neither Tesoro Petroleum Corporation nor Tesoro Gas Resources Company, Inc. has received any notice of any adverse claim to their title to the Membership Interests.

                  (ii) All of the issued and outstanding partnership interests in the Partnership are owned of record and beneficially with good and valid title by Reserves LLC, Southeast, Grande, and Exploration LLC, free and clear of any Encumbrance. Neither Reserves LLC, Southeast, Grande, nor Exploration LLC has received any notice of any adverse claim to their respective interests in the Partnership.

                  (iii) Southeast and the Partnership have good title to all of the assets and properties (except the Operating Assets) which they own or purport to own, including the Financial Assets and Liabilities reflected on the Balance Sheets and allocable to the Properties under the Partnership Agreement, except for properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheets, free and clear of any Encumbrances other than Permitted Encumbrances.

         (g) Litigation. Except as set forth in Schedule 4.1(g), none of Seller, Southeast or the Partnership have been served with and, to Seller's Knowledge, there are no pending or threatened

Actions before any Governmental Authority against or affecting Seller, Southeast, the Partnership or the Operating Assets, which, if adversely determined, either would be reasonably expected to expose Southeast or the Partnership to a risk of loss after the Effective Time or would interfere with Seller's ability or right to execute and deliver this Agreement or consummate the transactions contemplated by this Agreement.

         (h) Labor Matters. Except as set forth on Schedule 4.1(h), there are no contracts, agreements, or other arrangements whereby Southeast or the Partnership are obligated to compensate or provide health and welfare benefit plans or retirement benefits to any employees or other persons, except for employment agreements that are terminable at will, without breach or penalty. To Sellers' Knowledge, Seller, Southeast and the Partnership are in compliance with all federal, state, and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and are not engaged in any unfair labor practice with regard to those persons employed in connection with Southeast's or the Partnership's operations. No employee of Southeast is covered under any collective bargaining agreement. There is no unfair labor practice complaint against Southeast pending or, to Seller's Knowledge, threatened before the National Labor Relations Board or any comparable state or local Governmental Authority. There is no labor strike, slowdown or work stoppage pending or, to Seller's Knowledge, threatened against or directly affecting Southeast, and no grievance or any Action arising out of or under collective bargaining agreements is pending or, to Seller's Knowledge, threatened against Southeast.

         (i)      Taxes.


                  (i) Except as set forth in Schedule 4.1(i), Seller, and the Partnership have timely filed or caused to be timely filed (or will timely file or cause to be timely filed) with the appropriate Taxing Authorities, all Tax Returns required to be filed on or prior to the Closing Date by or with respect to Sellers and the Partnership (or their respective Operating Assets) and have timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes shown thereon as owing, except where the failure to file such Tax Returns or pay any such Taxes would not, or could not reasonably be expected to, in the aggregate, result in losses or costs or expenses to Southeast's interests or the Partnership after the Closing Date.

                  (ii) Sellers are members of an affiliated group of corporations which file consolidated federal income tax returns ("Tesoro Group") with Tesoro Petroleum Corporation as the common parent ("Tesoro Parent"). Southeast is not required to and does not file federal income tax returns as a taxpaying entity, and, for purposes of federal income taxation, Southeast is accounted for and included as a part of Tesoro Gas Resources Company, Inc. The Tesoro Group has been subject to normal and routine audits, examinations and adjustments of Taxes from time to time, but there are no current audits or audits for which written notification has been received, other than those set forth in Schedule 4.1(i). There are no written agreements with any Taxing Authority with respect to or including Southeast's interests which will in any way affect liability for Taxes attributable to Southeast's interests after the Closing Date.

                  (iii) Except as set forth in Schedule 4.1(i), no assessment, deficiency or adjustment for any Taxes has been asserted in writing or, to the knowledge of Sellers, is proposed with respect to any Tax Return of, or which includes, Southeast's interests.

                  (iv) Except as set forth in Schedule 4.1(i), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to or which includes Southeast's interests or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to or which includes Southeast's interests.

                  (v) Except for Taxes due with respect to Tax Returns that will be paid by Tesoro Parent (and not subject to reimbursement by Southeast), the accounting records of Southeast will include immediately prior to the Closing Date adequate provisions for the payment of all Taxes allocable to Southeast's interests for all taxable periods or portions thereof through the Closing Date.

                  (vi) All Tax allocation or sharing agreements or arrangements have been or will be canceled on or prior to the Closing Date. No payments are or will become due by Southeast after the Closing Date pursuant to any such agreement or arrangement.

                  (vii) Except as set forth on Schedule 4.1(i), none of the Sellers or Southeast will, as a result of the transactions contemplated by this Agreement, be obligated to make a payment after the Closing Date to an individual that would be a "parachute payment" as defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (viii) Neither Southeast nor the Partnership have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

                  (ix) Neither Southeast nor the Partnership has filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (x) Neither Southeast nor the Partnership has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (xi) All monies required to be withheld by either Seller, Southeast and the Partnership and paid to Taxing Authorities for all Taxes have been (i) collected or withheld and either paid to the respective Taxing Authorities or set aside in accounts for such purpose or (ii) properly reflected in the Balance Sheets.

         (j)      Balance Sheets.

                  (i) The Balance Sheets have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except as described in the notes thereto, which will qualify that the Partnership and Southeast have been accounted for as part of a consolidated financial group with their affiliates and not as completely separate stand-alone entities.

                  (ii) The Balance Sheets present fairly, in all material respects, the financial condition of the combined Partnership and Southeast as of June 30, 1999.

                           The books and records of Southeast and the Partnership from which the Balance Sheets were prepared were complete and accurate in all material respects at the time of such preparation.

                  (iii) Southeast and the Partnership have no Liabilities, except for Liabilities (1) reflected in the Balance Sheets, (2) incurred by Southeast or the Partnership in the ordinary course of business and consistent with past practices since the date of the Balance Sheets, or (3) which are Permitted Encumbrances, (4) for which the Buyer is being indemnified hereunder. As used in this subparagraph, the term "Liabilities" excludes any Liabilities not required to be reflected in the Balance Sheets under GAAP.

         (k) Absence of Certain Changes. Except as set forth in Schedule 4.1(k), or as otherwise contemplated by this Agreement (including without limitation Sections 2.5 and 2.6), or with Buyer's prior written consent, since the close of business on June 30, 1999:

                  (i) Neither Southeast nor the Partnership has sold, leased, transferred, or assigned any assets other than surplus equipment not necessary for operations of the Business and for a reasonable consideration;

                  (ii) Southeast and Partnership have not incurred, assumed or become subject to any additional indebtedness for money borrowed or purchase money indebtedness, including capitalized leases;

                  (iii) Southeast and Partnership have not entered into any transaction not in the ordinary course of business, except as contemplated by this Agreement;

                  (iv) there have been no additional Encumbrances placed on the assets of Southeast or the Partnership other than Permitted Encumbrances;

                  (v) no event has occurred which constitutes a Material Adverse Effect;

                  (vi) Neither Southeast nor the Partnership has made any loan to, or entered into any contract with (other than severance agreements for which Seller shall remain responsible), any of its directors or officers;

                  (vii) Southeast has not issued, sold, or otherwise disposed of any of its interests in the Partnership, except in connection with the transactions outlined in Section 9.4(b) of the Stock Purchase Agreement;

                  (viii) there has been no change made or authorized to the Charter, Bylaws, management agreement, limited liability company agreement, operating agreement or partnership agreement of Southeast or the Partnership, except in connection with the transactions outlined in Section 9.4(b) of the Stock Purchase Agreement;

                  (ix) Neither Southeast nor the Partnership has canceled, compromised, waived, or released any debt or Action (or series of related debts or Actions);

                  (x) Neither Southeast nor the Partnership has delayed or postponed the payment of accounts payable or other Liabilities owed, other than amounts which Seller reasonably and in good faith disputes;

                  (xi) Neither Southeast nor the Partnership has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), except in connection with operations conducted pursuant to
                           Section 9.2(f) or in connection with the transactions outlined in Section 9.4(b) of the Stock Purchase Agreement;

                  (xii) Neither Southeast nor the Partnership has made any capital expenditure (or series of related capital expenditures), except in connection with operations conducted pursuant to Section 9.2(f); or in connection with the transactions outlined in Section 9.4(b) of the Stock Purchase Agreement

                  (xiii) Neither Southeast nor the Partnership has entered into any Contract (or series of related Contracts) other than (i) to effectuate operations set forth on
                           Schedule 9.2(f) or (ii) constituting joint operating agreements or oil and gas leases entered into in the ordinary course of business or (iii) contracts with officers and directors for which the Seller shall remain responsible or (iv) contracts in connection with the transactions outlined in Section 9.4(b) of the Stock Purchase Agreement;


                  (xiv) to Seller's Knowledge, neither Southeast nor the Partnership has materially breached any Contract by which it is bound or to which any of its assets is subject; and

                  (xv) Neither Southeast nor the Partnership has declared, set aside, or paid any dividend or made any distribution with respect to its interests in the Partnership (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its interests in the Partnership, other than in the ordinary course of business or as contemplated by this Agreement or in connection with the transactions outlined in
                           Section 9.4(b) of the Stock Purchase Agreement.

         (l) Compliance With Law. Since June 30, 1999, neither Southeast nor the Partnership has violated any law, statute or regulation which have subjected them to fines or penalties (nor to Seller's Knowledge have any third parties violated any Applicable Law for which Southeast or the Partnership may have any responsibility). As of the date of this Agreement, to Seller's Knowledge, Southeast and the Partnership are in compliance in all material respects with all laws, statutes or regulations applicable to Southeast and the Partnership, except where the noncompliance with which would not, in the aggregate, result in the imposition on Southeast and the Partnership of fines or penalties.

         (m)      Operating Assets.

                  (i) Seller represents that as of Closing, Seller's and the Partnership's interests in the Operating Assets shall be free and clear of any liens other than Permitted Encumbrances.

                  (ii) To Seller's Knowledge, the Operating Assets are being operated in compliance in all material respects with all applicable federal, state or local laws, and the rules and regulations of any agency or authority having jurisdiction.

                  (iii) Except as set forth in Schedule 4.1(m)(iii), Southeast and the Partnership possess all permits, licenses, orders, approvals and authorizations required by any applicable law, statute, regulation or Governmental Order, or by the property and contract rights of third Persons, reasonably necessary to permit the operation of the Business in the manner currently conducted by Southeast and the Partnership. Neither Southeast nor the Partnership has received written notice from any Governmental Authority that any such permit, license, order, approval or authorization has been, or will be, revoked or terminated.

                  (iv) Except as set forth in Schedule 4.1(m)(iv), immediately before the Closing Date, Southeast and the Partnership will hold or have the right to use in the Business all of the assets and properties (including all licenses and agreements) currently being used (except those disposed of or expiring in the ordinary course of business or otherwise as contemplated or permitted by this Agreement) or which are reasonably necessary to permit the operation of the Business in the manner currently conducted by Southeast and the Partnership. Since June 30, 1999, Southeast have conducted no business other than the Business.


         (n) No Brokers' Fees. Except for Credit Suisse First Boston, the fees and expenses of which will be paid by Seller, neither Seller nor any of its directors, officers or employees has employed any broker, finder or investment banker or incurred any Liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement. Buyer shall have no responsibility whatsoever, contingent or otherwise, for any brokers' or finders' fees incurred by Seller, Southeast or the Partnership relating to the Transaction.

         (o) Suspense Funds. Schedule 4.1(o) is a true and correct list as of August 31, 1999 of all amounts held by the Partnership and/or Southeast in suspense accounts, or otherwise, related to the Properties for the benefit or account of any other Person.

         (p) Insurance. As listed on Schedule 4.1(p) Seller, Southeast and the Partnership maintain insurance on and bonds with respect to the Operating Assets, as set forth on Schedule 4.1(p), covering such risks and with such deductible amounts as are consistent with general oil and gas industry practice.

         (q) Contracts on Production. Except as set forth on Schedule 4.1(q), there are no Contracts involving the purchase, marketing, brokering or sale of Production that require a dedication of Production for a term in excess of three (3) months that will not be terminable without penalty or other liability at the sole discretion of Southeast or the Partnership upon not more than one (1) month's notice, except for commitments under operating agreements.

         (r) Equipment. Since June 30, 1999, neither Seller, Southeast nor the Partnership, nor to Seller's Knowledge the operator of any of the Operating Assets, has removed any of the equipment, facilities or other property from the Operating Assets except in the ordinary course of business.

         (s) Tax Partnerships. Except as disclosed in Schedule 4.1(s), no Property is subject to, or considered to be held by, any partnership for federal income tax purposes, other than tax partnerships under joint operating agreements.

         (t) Disclaimer. Except as otherwise expressly set forth in this Article and elsewhere in this Agreement, Seller and the Affiliates of Seller expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by Southeast or the Partnership, and SELLERS AND ALL OTHER TESORO AFFILIATES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR PROPERTIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS AND PROPERTIES ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS, AND THAT BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

         (u) Environmental Matters. Except as set forth on Schedule 4.1(u), to Seller's Knowledge:


                  (i) There are no underground storage tanks, as defined in Applicable Environmental Law, on the Properties or any of the Operating Assets which constitute a violation of Environmental Law.

                  (ii) The Operating Assets contain no friable asbestos, mercury or polychlorinated biphenyls above 50 ppm or other Hazardous Substances which constitute a violation of Applicable Environmental Law.

                  (iii) The Operating Assets have been used solely for oil and gas operations and related operations. Except for the production, storage and transportation of oil, gas and other hydrocarbons and the storage and disposal of brine in the ordinary course of business consistent with prevailing oil and gas industry practices, the Properties have not been used to dispose of Hazardous Substances. No Hazardous Substances have been disposed of that would cause an adverse material impact to any of the Operating Assets.

                  (iv) There have been no spills or releases of any Hazardous Substance related to the ownership or operation of the Operating Assets which constitutes a violation of Applicable Environmental Law, except for matters that have been addressed and have no continuing adverse consequence to Seller, Southeast, the Partnership or the Operating Assets.

                  (v) There are no Actions pending or threatened against the Partnership, Southeast, or either Seller with respect to any of the Operating Assets relating to the violation of, liability under, or noncompliance with, any Applicable Environmental Law; the discharge, disposal or release of a Hazardous Substance; or the exposure of a Person or property to a Hazardous Substance. Seller, Southeast and the Partnership have no current contingent liability in connection with the release of Hazardous Substances.

                  (vi) The Operating Assets have been, and are operating, in material compliance under all Applicable Environmental Laws.

                  (vii) Seller, Southeast and the Partnership have provided Buyer all environmental audits, tests, results of investigations and analyses that have been performed with respect to the Operating Assets.

         (v) Contracts. Except as set forth on Schedule 4.1(v) Schedule 4.1(q) and in joint operating agreements entered into in the normal course of business, the Operating Assets are not subject to any instrument, agreement or other Contract evidencing or related to indebtedness for borrowed money. All of the existing Contracts between any of Southeast, the Partnership and/or either Seller and any of their respective Affiliates with respect to sales, services or support to any of the Operating Assets or operations on the Operating Assets shall terminate except for such Contracts otherwise indicated on Schedule 4.1(v) to survive Closing. Except as set forth on Schedule 4.1(v) and other than Consents to Assignment or Preferential Rights to Purchase, to Seller's Knowledge, no Contracts to which Seller, Southeast or the Partnership is a party or a successor-in-interest and to which Buyer will be subject after the Effective Time contain any provision that prevents Buyer from owning, managing and operating the Operating Assets in accordance with the Partnership's past practices.

         (w) Seismic Information. At Closing, subject to the terms of the License Agreement, neither Seller nor any affiliate of Seller other than Southeast and the Partnership shall have any further right to any of the seismic data of Southeast or the Partnership which has been assigned or leased to Southeast, the Partnership and/or the Buyer.

         (x) Wells. Except to the extent set forth on Schedule 4.1(x), to Seller's Knowledge, no well included in the Properties is subject to material penalties on allowables because of any overproduction or any other violation of Applicable Law. Except for the wells included in the Properties and listed in
Schedule 4.1(x), there are no wells included in the Properties that Seller, Southeast or the Partnership, or to Seller's Knowledge the operator of such wells, are currently obligated by Applicable Law, Applicable Environmental Law or order of any Governmental Authority to plug and abandon within a time certain or that have been shut-in or temporarily abandoned.

         (y) Expenditure Obligations. Except as set forth on Schedule 9.2(f), Southeast and the Partnership have not executed or are not otherwise contractually bound by any authority for expenditure with respect to any of the Operating Assets under any operating agreement, unit operating agreement, or other similar agreements. Except as set forth on Schedule 9.2(f), with respect to authorizations for expenditure relating to any of the Operating Assets, (i) there are no outstanding calls under such authorizations for expenditures for payments which are due or which Southeast or the Partnership have committed to make which have not been made; (ii) there are no material operations with respect to which any of Southeast and/or the Partnership has become a non-consenting party where the effect of such non-consent is not disclosed on Exhibit B, and (iii) there are no commitments for the expenditures of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         (z) Payout. To Seller's Knowledge, the payout balances with respect to any of the Properties operated by the Partnership that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements are set forth on Schedule 4.1(z) and are correct as of the dates shown on such statements.

         (aa) Absence of Certain Changes Regarding Properties. Since June 30, 1999, except as listed on Schedule 4.1(k), Southeast and the
Partnership:

                  (i) have maintained and operated each of the Properties operated by any of them as a reasonably prudent operator consistent with prevailing oil and gas industry practice;

                  (ii) have used reasonable efforts consistent with their past practices to cause each of the Properties not operated by them to be maintained and operated in a good and workmanlike manner and in substantially the same manner as theretofore operated;

                  (iii) have paid timely their share of all costs and expenses attributable to the Operating Assets, except for such costs and expenses that they were contesting in good faith by appropriate action;

                  (iv) have performed all accounting, royalty disbursement and reporting requirements, as applicable, related thereto for the Production; and


                  (v) have not agreed, whether in writing or otherwise, to take any action described in this Section 4.1(aa).

         (bb) Schedule 1B states all liens and mortgages that previously encumbered the Membership Interests or the Operating Assets, securing obligations of Seller, Southeast or the Partnership (other than those items listed in clause (ii) through (ix) of the definition of "Permitted Encumbrances"), and all of the liens and mortgages listed on Schedule 1B have been released, insofar as they encumber the Membership Interests or the Operating Assets.

         4.2      BUYER'S REPRESENTATIONS.  Buyer represents that:

         (a) Disclosure. To Buyer's Knowledge, the representations and warranties set forth in this Agreement represent full and fair disclosure as of the date of this Agreement and the date of Closing and do not contain any untrue statement of any material fact or omit any material fact necessary in order to make the facts stated not misleading.

         (b)      Authorization and Enforceability

                  (i) This Agreement and the Transaction have been duly authorized by Buyer.

                  (ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (1) any provision of Buyer's Charter or Bylaws, or (2) any applicable statute, law, regulation or Governmental Order to which Buyer or the assets or properties of Buyer are bound.

                  (iii) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (iv) Except as set forth on Schedule 4.2(b)(iv) or as otherwise specifically provided herein, the execution, delivery, and performance of this Agreement (assuming that all applicable consents are received) will not (A) be in material violation of any provisions of any regulation, or order or (B) result in the breach of, or constitute a default under, any material indenture or other agreement or instrument to which Buyer is bound.

                  (v) Except as set forth on Schedule 4.2(b)(v) or as otherwise specifically provided herein, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or prevent Buyer from performing its obligations under this Agreement.

         (c) Organizational Status. Buyer: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; and (iii) possesses all requisite authority and power to conduct its business and execute, deliver and comply with the terms and provisions of this Agreement, to purchase, receive, and accept conveyance of the Membership Interests from Seller and to perform all of its obligations hereunder.

         (d) Ability to Perform. On the Closing Date, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make its payment of the Closing Settlement Price at the Closing.

         (e) Investment Intent. The Membership Interests are being purchased for Buyer's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Buyer understands that the Membership Interests have not been registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof. Buyer is knowledgeable, competent, and experienced in the oil and gas industry and has independently evaluated and interpreted the technical data and other information regarding the Operating Assets prior to entering into this Agreement, understands and is financially able to bear the risk associated with ownership of Southeast and the Partnership, and will independently conduct all the due diligence investigations and reviews of all matters concerning Southeast, the Partnership and the Operating Assets as it deems necessary prior to Closing. Buyer acknowledges that Buyer is not relying upon any statement or representations made by Seller concerning the present or future value of, or anticipated income, costs, or profits, if any, to be derived from, Southeast, the Partnership or the Operating Assets, and Buyer has relied solely upon its independent inspections, estimates, computations, evaluations, reports, studies, knowledge and other information regarding Southeast, the Partnership and the Operating Assets.

         (f) Litigation. There are no pending or, to Buyer's Knowledge, threatened suits, actions, proceedings, claims, or investigations that would interfere with Buyers ability or right to execute and deliver this Agreement or consummate the transactions contemplated by this Agreement.

         (g) No Brokers' Fees. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

         (h) Buyer's Knowledge. To Buyer's Knowledge, on the date hereof, Buyer's representations and warranties made in this Section 4.2 are true and correct in all material respects.


                                   ARTICLE V.
                      ACCESS TO INFORMATION AND INSPECTION

         5.1 ACCESS TO INFORMATION. Prior to the Closing Date, upon reasonable notice, Seller, Southeast and the Partnership have (i) afforded the officers, employees and authorized agents and representatives of Buyer reasonable access during normal business hours to the offices, Operating Assets and Books and Records , title and contract files, permit files, legal, evidentiary, litigation support, records and data financial and accounting records and operating and maintenance files, and related documents, records and materials concerning the Operating Assets data in possession of Seller and (ii) furnished to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, Operating Assets and Liabilities of Southeast, the Partnership, and the Business (or legible copies thereof) as Buyer may have from time to time reasonably requested.

         5.2 WARRANTIES AS TO DOCUMENTS. Seller has advised Buyer of the nature and existence of any confidential documents that have been withheld from disclosure. Seller does not warrant or represent the accuracy of any materials that may have been made available for Buyer's review, except that Seller does represent and warrant that it has not concealed or intentionally or willfully misrepresented or withheld any information, data or materials in its possession except for confidential information, data or materials, the existence of which has been disclosed as otherwise provided herein.

                                   ARTICLE VI.
                                      TITLE

         6.1 GOVERNMENTAL CONSENTS. After the execution of this Agreement, and upon Closing and thereafter, Buyer and Seller shall cooperate to obtain all routine or standard governmental consents or waivers necessary to transfer Seller's rights and interests in Southeast and the Partnership owning the Operating Assets to Buyer.

                                  ARTICLE VII.
                                  ENVIRONMENTAL

         7.1 DISCLOSURES AND AVAILABILITY OF DATA TO BUYER. The Operating Assets have been utilized by the Partnership for the purposes of exploration, development and production of oil and gas, for related oilfield operations and possibly for the storage and disposal of waste materials or hazardous substances generated or otherwise used in association with oil and gas exploration and production activities on the Properties. The Operating Assets also may contain buried pipelines, the locations of which may not now be known by Seller or readily apparent by a physical inspection of the Operating Assets. In addition to providing any environmental audits and studies as per Section 4.1(u), Seller has made and shall make available to Buyer Seller's historical files regarding the foregoing operations, to the extent available and to the extent Seller, Southeast and the Partnership are authorized to disclose same (excepting documents which Seller, Southeast or the Partnership are contractually prohibited from disclosing or are subject to legal privilege or are in the possession of another operator, and with respect to which Seller has been unable to secure consent to disclose despite its commercially reasonable efforts to do so).

         7.2 NORM. Without affecting Seller's representations and warranties or the provisions of Section 7.3, Buyer acknowledges that some or all of the Operating Assets may contain naturally occurring radioactive materials ("NORM"), and that NORM is an anticipated hazard in oil and gas production operations. Certain of the Operating Assets, including without limitation, pipe and equipment may have deposits that contain NORM. Buyer agrees that it shall cause the Partnership to properly handle and dispose of all materials containing NORM in a safe manner in accordance with all applicable laws and regulations, at their sole risk, liability and expense.

         7.3 BUYER'S ENVIRONMENTAL ASSESSMENT. Buyer has pursued such environmental assessments of the Operating Assets as Buyer has desired.

         7.4 RESPONSIBILITIES FOR REMEDIATION OF CONTAMINATION. As between the parties hereto, but subject to the provisions of applicable laws, joint operating agreements, other third party agreements and the indemnities and other provisions set forth herein, from and after the Closing, the Partnership shall remain responsible for costs of remediation of all Environmental Conditions occurring on or arising from any Operating Asset at any time, whether before, on or after the Effective Time; provided however, that Seller shall fund payment of any fines or regulatory penalties that might be assessed against the Partnership by reason of any violation of regulatory or permit requirements before the Closing Date.

                                  ARTICLE VIII.
                         CASUALTY LOSS AND CONDEMNATION

         8.1 NO TERMINATION. Except as specifically provided to the contrary herein, Southeast and the Partnership shall retain all risk of loss with respect to any loss of, reduction in value of or damage to the Operating Assets from the Effective Time until Closing, and Buyer assumes the risk of loss of value of Southeast and the Partnership associated with such matters. If after the Effective Time and prior to the Closing, any part of the Operating Assets should be destroyed by fire or other casualty or if any part of the Operating Assets should be taken in condemnation or under the right of eminent domain or if proceedings for such purposes should be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof, except as expressly provided in
Article XX.

         8.2      PROCEEDS AND AWARDS. In the event of any loss described in
Section 8.1, Seller (with Buyer's consent, which shall not be unreasonably withheld) shall either (a) at the Closing assign to the Partnership all of Seller's rights in any insurance proceeds, third party damage payments, condemnation awards or other amounts paid or to be paid by reason of such destruction, less any costs and expenses incurred by Seller in collecting same, or (b) prior to Closing, use or have the Partnership apply such sums (less any costs and expenses incurred by Seller in collecting same) to repair, restore or replace such damaged or taken Operating Assets. In addition, Seller shall at Closing assign to the Partnership all of the right, title and interest of Seller in and to any claims for loss of or damages to the Operating Asset, that might be asserted against third parties with respect to the event or circumstance causing such loss to and any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking, less any costs and expenses previously incurred by Seller in collecting same. The Settlement Price shall be reduced by the Casualty Price Adjustment, if any, attributable to casualty losses that are not fully covered by insurance. Notwithstanding anything to the contrary in this Section 8.2, neither Seller, Southeast nor the Partnership shall be obligated to carry or maintain, nor shall they have any obligation or liability to Buyer for their failure to carry or maintain any insurance coverage with respect to any of the Operating Assets, except as required by Section 9.2.

         8.3 RISKS OF OTHER LOSSES. Except as otherwise set forth in this Agreement, Buyer shall assume all risks of loss with respect to the Partnership's ownership or operation of the Operating Assets after the Effective Time, including without limitation, the following risks:

         (a) Operations. With respect to each Operating Asset, Buyer shall assume all risk of loss with respect to any loss of value or change in the condition of the Operating Asset, and all wells thereon, after the Effective Time, relating to the production of oil, gas or other hydrocarbons, including without limitation normal depletion, water encroachment, coning, pressure depletion, formation changes and sand infiltration. The Partnership shall continue to bear its proportionate share of the risks allocated under applicable joint operating agreements and assume their proportionate share of the risks that such operations may be unsuccessful, and Closing shall not be conditioned upon the success of any operations.

         (b) Market Conditions. With respect to each Operating Asset, Buyer shall assume all risk of loss with respect to any change in market conditions affecting any Operating Asset or production therefrom after the Effective Time, and this Agreement shall not be terminated or suspended, nor shall Closing be delayed, due to any such change in market conditions.


                                   ARTICLE IX.
                                    COVENANTS

         9.1 PRE-CLOSING COVENANTS OF SELLER REGARDING THE BUSINESS. Sellers shall cause Southeast and the Partnership to operate the Business only in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted, and as set forth in Section 9.2. Sellers shall cause Southeast and the Partnership to use commercially reasonable efforts and as set forth in Section 9.2, to (i) preserve the Business; (ii) keep available to Buyer the services of the present officers, employees, agents and independent contractors of Southeast; and (iii) maintain the assets of the Business in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business.

         9.2 PRE-CLOSING COVENANTS OF SELLER REGARDING THE OPERATING ASSETS. Subject to the terms of applicable operating and other existing agreements, Seller covenants and agrees that between the date of this Agreement and the Closing Date, except as set forth on Schedule 9.2 or as may be consented to in writing by Buyer, which consent shall not be unreasonably withheld, Seller shall manage the Partnership's ownership of the Operating Assets as follows:

         (a) Disposal of Operating Assets. The Partnership shall not sell or otherwise dispose of any of the Operating Assets, except for the sale in the ordinary course of the Partnership's business of oil, gas, condensate and products thereof and surplus equipment.

         (b) New Third Party Rights. Except for Contracts entered into in furtherance of operations listed on Schedule 9.2 and Schedule 9.2(f), without Buyer's consent, the Partnership shall not enter into any new or amended contracts, agreements or relationships (i) granting any Preferential Right to Purchase or Consent to Assignment affecting any of the Operating Assets hereunder, or (ii) which if in existence as of the date hereof would be a material Contract.

         (c) Preservation of Operating Assets. The Partnership shall use reasonable efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to the Operating Assets and shall perform the obligations of the Partnership in or under any such agreement relating to such Operating Assets as a reasonable and prudent operator, provided however, that the Partnership shall not be required to conduct any drilling, recompletion or reworking activities to maintain any lease, farmout agreement or other defeasible interest in force or to settle any adverse claims, demands or litigation in a manner that Seller deems inappropriate.

         (d) Maintenance of Equipment. The Partnership shall maintain all material and equipment within the Operating Assets in accordance with customary industry operating practices and procedures.

         (e) Insurance. The Partnership shall maintain in full force and effect all policies of insurance now maintained by Seller and the Partnership covering the Operating Assets. Seller and Buyer will cooperate in making claims under Seller's insurance policies prior to the Closing. Seller additionally agrees to cooperate with Buyer to allow Buyer, Southeast or the Partnership to obtain, at Buyer's expense, at a reasonable market price an additional reporting period policy for any of Seller's insurance policies which are on a claims-made basis.

         (f)      Operations.

                  (i) Except for operations covered by committed expenditures listed on Schedule 9.2(f), the Partnership shall not propose or conduct for its own account any operation. The Partnership shall have the right to conduct, at its sole election and discretion, any operations that either (1) are covered by committed expenditures listed on Schedule 9.2(f), (2) are required by law or regulations, or
                           (3) are required under a binding existing agreement with a third party.

                  (ii) Except for operations covered by committed expenditures listed on Schedule 9.2(f), the Partnership shall not agree to participate in any reworking, deepening, drilling, completion, recompletion, equipping or other operation that is proposed by a co-owner in any well or other asset, without Seller having first provided Buyer written or oral notice thereof as soon as reasonably practicable after the Partnership receives notice thereof from the

                           Partnership's co-owner in such Operating Asset. If Seller provides Buyer with such notice, Buyer and Seller shall promptly consult about the advisability of participating in such operations. If Buyer and Seller cannot agree, the following provisions shall apply:


                           (1) If Seller should wish to participate in an operation proposed by a third party and Buyer should object to the operation, then the Partnership may agree to participate, but Buyer may assert a Title Defect with respect to the Property affected by such operation, and in such event such Property shall be excluded from the sale hereunder and instead shall be assigned to another subsidiary of Seller prior to Closing and the Purchase Price shall be reduced by the Allocated Value of the affected Property. In such event, Seller shall indemnify and defend Buyer against any and all Damages relating to such operation and such Property.

                           (2) If Buyer should wish to participate in such operation and Seller objects to the operation, the Partnership shall not be obligated to make any such payment or to elect to participate in such operation unless within a reasonable time prior to the date when such payment or election is required to be made by the Partnership, the Partnership receives from Buyer, (A) the written election and agreement of Buyer to require the Partnership to take such action and to indemnify Seller therefrom and (B) all funds necessary for such action.

                           (3) If (A) Buyer advances any funds pursuant to subparagraph (2), and (B) the Membership Interests are not assigned to Buyer at Closing, and (C) Seller does not reimburse Buyer for all advances made by Buyer with respect to such Operating Assets pursuant to subparagraph (2) within thirty (30) days after this Agreement terminates, then Buyer shall own and be entitled to any right of the Partnership that would have lapsed but for such payment, and in the case of operations, Seller shall be entitled to receive the penalty which the Partnership, as non-consenting party, would have suffered under the applicable operating agreement with respect to such operations as if Buyer were a consenting party thereunder.

         (g) Data Restrictions. Seller shall advise Buyer in writing of the identity, nature and existence of any technical or interpretive information or data that cannot be assigned to Buyer hereunder because of confidentiality agreements with third parties, identify such third parties, and provide reasonable cooperation (for before and up to one year after Closing) in obtaining the agreement of such third parties to the release or assignment of such information and data to Buyer; provided however, that Seller shall not be required to expend any material funds or release any rights to allow such release or assignment.

         (h) Operating Assets Operated by Others. To the extent the Partnership is not the operator of any Operating Asset, the obligations of Seller in this Section 9.2, which have reference to operations or activities which normally are or pursuant to existing contracts are to be carried out or performed by operator, shall be construed to require only that the Partnership use reasonable efforts to request that the operator of such Operating Asset either take such actions, render such performance or refrain from performance, within the constraints of the applicable operating agreements, applicable agreements and applicable law.

         9.3 SELLER'S COVENANTS REGARDING ENCUMBRANCES. Seller covenants that on or before the Closing Date, Seller shall cause the Encumbrances in
Schedule 1B to be released, in a form reasonably acceptable to Buyer.

         9.4 COVENANTS REGARDING CORPORATE AND FINANCIAL MATTERS. Through the Closing Date, except as set forth in Schedule 9.4 or as contemplated by this Agreement (including without limitation Sections 2.5 and 2.6) or otherwise consented to or approved by Buyer in writing, which consent or approval shall not be unreasonably withheld, Seller shall cause Southeast and the Partnership not to:

         (a) Amend the Charter, Bylaws, management agreement, limited liability company agreement or operating agreement of any Southeast or amend the partnership agreement of the Partnership;

         (b) Incur, assume or become subject to any additional indebtedness for money borrowed or purchase money indebtedness, except in the ordinary course of business and consistent with past practices;

         (c) Except as necessary to effect the transactions contemplated herein, declare or pay any dividend or make any other distribution to any shareholder of any of Southeast or any partner of the Partnership;

         (d) Redeem or otherwise acquire any shares of capital stock of any of Southeast or issue any capital stock of any Southeast or any option, warrant or right relating thereto or any securities exchangeable for or convertible into any such shares;

         (e) Permit or allow any of Southeast' assets or properties to be subject to any additional Encumbrance (other than Permitted Encumbrances) or sell, transfer, lease or otherwise dispose of any such assets or properties, other than surplus equipment not necessary for operations of the Business and sold for a reasonable consideration of less than $25,000;

         (f) Make any change in any method of accounting or accounting practice or policy, other than those required by GAAP;

         (g) Engage in any transactions with an Affiliate of Seller, other than transactions in the ordinary course and consistent with past practices;

         (h) Make any changes in the method of selling natural gas, condensate, oil or products thereof which is not consistent with past practices;

         (i) Enter into any new derivative or Hedging Contracts with respect to natural gas, condensate, oil, products thereof, interest or any other commodities or other financial instruments; or

         (j) Agree, whether in writing or otherwise, to do any of the foregoing.

         9.5 NO SOLICITATION OF TRANSACTIONS. Except as otherwise permitted herein from the date of this Agreement through the Closing Date, neither Seller nor any of their representatives, Affiliates, directors, officers, employees, subsidiaries or agents will (a) solicit, consider, encourage or accept any other offers to acquire any of the Membership Interests or Seller's interests in the Partnership or (b) solicit, consider, encourage or accept any other offers to acquire any of the assets or properties of the Partnership (other than as permitted by this Agreement) or (c) assist any third Person in preparing or soliciting such an offer. Seller shall not have, and shall cause such representatives, Affiliates, directors, officers, employees, subsidiaries and agents not to have any discussions, conversations, negotiations or other communication with any Person(s) expressing an interest in any such offer.

         9.6 EMERGENCIES AND OVERSIGHTS. Notwithstanding the other provisions of this Article IX, (a) Seller, Southeast and/or the Partnership may take any action with respect to the Operating Assets without penalty, if reasonably necessary under emergency circumstances or if required to protect life, public safety or the environment, and provided Buyer is notified as soon thereafter as reasonably practical, and (b) Seller shall have no liability to Buyer for the loss or reduction of any rights or interests by reason of the nonpayment or incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight; provided, however, Buyer shall be permitted to assert the items in this clause (b) as Title Defects under Article VI.

         9.7 BUYER'S COVENANTS REGARDING PERFORMANCE AND CONTINUED EXISTENCE. Buyer covenants that between the date of this Agreement and the Closing Date:

         (a) Buyer shall take all steps and perform all operations reasonably necessary to allow Buyer to perform its obligations at Closing;

         (b) Buyer shall maintain its existence as a limited liability company in good standing in Delaware; and

         (c) Buyer shall cause the representations and warranties of Buyer to be true and correct as of the Closing Date.

         9.8 BUYER'S COVENANTS REGARDING TRADE NAME. Buyer acknowledges and agrees with Seller that Seller shall have the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and corporate symbols and logos incorporating "Tesoro," together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by any Affiliates of Seller (collectively, the "Tesoro Marks"), all rights to which and the goodwill represented thereby and pertaining thereto are being retained by Seller and the Affiliates of Seller. Within ninety (90) days after the Closing Date, Buyer shall change the name of Southeast and the Partnership, to not include the name "Tesoro", cease using any Tesoro Mark and shall promptly remove from all the assets and properties of Southeast any and all Tesoro Marks, and change the name on all permits and licenses, to not include the name "Tesoro". Thereafter, Buyer shall not use any Tesoro Mark in connection with the conduct of its business. In the event that Buyer breaches this Section 9.8, Seller shall be entitled to specific performance of this Section 9.8 and to injunctive relief against further violations, as well as any other remedies available at law or in equity.

         9.9      BUYER'S COVENANTS REGARDING EMPLOYMENT.

         (a) Schedule 9.9(a) sets forth the employees of Seller or its Affiliates to whom Buyer (or an Affiliate of Buyer) expects to offer employment after the Closing. Buyer in its sole discretion will determine the capacity in which the employees listed on Schedule 9.9(a) who accept employment with Buyer or its Affiliate (the "Retained Employees") will be employed and with which entity each of the Retained Employees will be employed after the Closing. After the Closing, Buyer (or its Affiliates which will employ Retained Employees) will initially provide to the Retained Employees the same base salary or wages (but not any retention-related salary increases described in Schedule 9.9(c)) provided to such employees prior to the Closing, subject to such changes in base salary or wages as are consistent with the Buyer's compensation structure. Buyer will take all actions necessary or appropriate to permit the Retained Employees to participate from and after the Closing in the employee benefit plans or arrangements of Buyer and/or Affiliates of Buyer customarily provided to new employees of Buyer and its Affiliates (including, without limitation, the Employee Stability Plan); provided that Buyer shall, with respect to Buyer's or its Affiliate's group health and dental plans ("Buyer's Group Health Plans"), to the extent necessary after the Closing, (i) reimburse such Retained Employees, for the year during which participation in Buyer's Group Health Plan begins, for any duplicate deductibles and copayments already incurred during such year under the group health and dental plans of Seller or its Affiliates ("Seller's Group Health Plans"), and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under Buyer's Group Health Plans to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under Seller's Group Health Plans.

         (b) Buyer (and its Affiliates) will not be required to assume any obligation to Retained Employees (or any other employees of Seller or its Affiliates) under Seller's existing severance, retention or management stability agreements, or similar agreements. As described in Section 9.9(a), from and after the Closing, the Retained Employees will be permitted to participate in the employee benefit plans or arrangements of Buyer and/or its Affiliates customarily provided to new employees of Buyer and its Affiliates (including, without limitation, the Employee Stability Plan), or other benefits as may be individually negotiated between Buyer and a Retained Employee.

         (c) Buyer (or its Affiliate) will assume half, and Seller and its Affiliates will remain responsible for half, of the liability to all Retained Employees for the annual incentive compensation bonuses described on Schedule 9.9(c). Buyer (or its Affiliate) will not assume the liability to certain Retained Employees for the retention-related salary payment.

         (d) Any obligations to employees of Seller and its Affiliates not specifically assumed by Buyer (or its Affiliates) in this Section 9.9, including without limitation all such obligations accrued prior to the Closing, will be the responsibility of the Seller, and Seller will indemnify Buyer with respect to those obligations.

         (e) Buyer agrees to open an office in San Antonio, Texas and to maintain such office for so long as prudent business practices justify its operation.

         (f) If after the Closing Date, Seller or any of its Affiliates continues to employ any individual listed on Schedule 9.9(a), Seller agrees to cooperate with Buyer to make such individual available to provide services required by Buyer for up to six months after the Closing Date for transition purposes, with Buyer reimbursing Seller for the actual cost of such employee's services (including without limitation, salary and benefits).

         9.10     AUTHORIZATIONS.

         (a) Each of Buyer and Seller, as promptly as practicable after the Agreement Date, shall (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all statutes, laws, regulations and Governmental Orders applicable to it as may be required for it to consummate the sale of the Membership Interests and the other transactions contemplated hereby in accordance with the terms of this Agreement; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. The preceding sentence notwithstanding, neither party shall have any obligation to waive any condition herein for its benefit or any performance hereunder by any other party.

         (b) Each Party shall use its commercially reasonable efforts to satisfy the conditions to Closing applicable to it in Article XI as soon as commercially practicable.

         9.11 SOFTWARE AND COMPUTER PROGRAMS. From the date of this Agreement through the date which is ninety (90) days after the Closing Date, each Seller, Southeast and the Partnership, as applicable, agree to engage in discussions with the licensors of applicable software and computer programs and seismic data and processing identified in a written notice provided to Seller by Buyer on or prior to the Closing Date, the purpose of which discussions shall be to assist Buyer in its efforts to obtain a license with respect to such software and/or computer programs and seismic data and processing with terms acceptable to Buyer. Buyer will pay all fees (including fees agreed to as part of a settlement) required to transfer or retain such records, programs and data that Buyer chooses to retain after Closing.

         9.12     GENERAL.

         (a) Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article
XI).

         (b) Buyer agrees to cooperate at no cost or liability to Buyer with Seller so that Seller's transfer of the Operating Assets to Buyer shall, at Seller's election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of
Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Buyer agrees that Seller may assign its rights (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

         (c) Seller shall reimburse Buyer for Buyer's reasonable costs and expenses incurred in connection with evaluating and implementing the like kind exchange transaction, including without limitation, legal and accounting fees incurred in connection with evaluating and implementing the like kind exchange transaction and revising this Agreement. Seller shall reimburse Buyer in cash for such costs and expenses within ten (10) days after receiving a notice from Buyer describing such costs and expenses in reasonable detail, and requesting payment.

         (d) If prior to Closing Buyer elects to obtain financing for a portion of the Purchase Price from a bank or other lender (the "Lender") (whether through conventional loans or through a production payment or similar off-balance sheet financing mechanism), Seller shall (and shall cause Southeast and the Partnership to) cooperate reasonably with Buyer in Buyer's negotiation and finalization of any loan or other documents with the Lender, provided that such cooperation does not result in Seller, Southeast and the Partnership incurring material additional expenses. Seller shall (and shall cause Southeast and the Partnership to) use its commercially reasonable efforts to give representatives of the Lender the access to information and right to inspection provided to Buyer under Article V, subject to the Lender agreeing to be bound by the terms of the Confidentiality Agreement. This Section 9.12(c) does not change or modify Buyer's obligation to close the Transactions in accordance with the other provisions of this Agreement.

         9.13 COVENANT AND INDEMNITY WITH RESPECT TO CASH FLOW. Seller covenants to use its best efforts to insure that after the Closing all cash, checks, wire transfers and other cash flow attributable to the Operating Assets received by Seller or any Affiliate of Seller will be transferred on or before the next Business Day after such cash flow is received by Seller or such Affiliate of Seller to an account designated by Buyer prior to the Closing (such that the transfer is recorded by the transferring bank on or before the next Business Day after such cash flow is received by Seller or an Affiliate of Seller). To the extent Seller does not make the transfer required by this
Section 9.13 on or before the next Business Day after receipt of such cash flow, Seller agrees to pay to Buyer (a) interest at the prime rate of Buyer's primary lender (accruing from the second Business Day after receipt by Seller of such cash flow) on any such cash flow remaining outstanding for the second and third Business Day after receiving such funds and (b) the maximum interest allowable by Applicable Law on any such cash flow remaining outstanding thereafter. Seller agrees to indemnify and hold the Buyer Group harmless for any Damages asserted against, resulting to, imposed upon or incurred by the Buyer Group arising from any failure by Seller to transfer any amounts that, together with any other amounts not transferred pursuant to this Section 9.13, aggregate greater than $1 million and that Seller has not transferred within one Business Day after written notice by Buyer is received by Seller. Buyer and Seller agree to cooperate in identifying amounts that may need to be transferred by Seller to Buyer under this Section 9.13.


                                   ARTICLE X.
                             PRE-CLOSING PROCEDURES

         10.1 INITIAL SETTLEMENT STATEMENT. Before Closing, Seller shall furnish Buyer with a preliminary draft of the Settlement Statement, in accordance with Section 13.1. Buyer shall have the right to audit and request appropriate adjustments to the amounts reflected therein. Buyer shall furnish Seller with any comments, and adjustments or revisions Buyer believes are appropriate to conform the Settlement Statement to accurately reflect the best information available at Closing, and the Parties shall endeavor in good faith to reconcile the accounting issues and to produce as accurate a Settlement Statement as possible based upon the information available at Closing. Seller shall then furnish Buyer with the Settlement Statement, including any appropriate updates, adjustments or revisions, showing the Closing Settlement Price.

         10.2 CLOSING DOCUMENTS. Before Closing, the Parties shall provide each other with preliminary drafts of all attorneys opinions, certificates, corporate guarantees, assignments and other instruments to be delivered at Closing. The Parties shall thereafter cooperate to make such revisions as are needed to prepare mutually acceptable forms of all such instruments.

         10.3 ESCROW AGENT. If the Parties should agree to place any funds into an escrow account at Closing, then they shall negotiate in good faith to select a mutually acceptable escrow agent, who is willing and able to perform such role. In such an before the Closing Date, the Parties shall agree upon an escrow agent, and they shall use their best efforts to negotiate a mutually acceptable Escrow Agreement before the Closing Date.

         10.4 QUALIFIED INTERMEDIARY. Seller will assign to the Qualified Intermediary all of Seller's rights in the proceeds of this Agreement. All proceeds owed Seller for the sale under the Stock Purchase Agreement and, subject to Section 21.4, this Agreement shall then be paid to the Qualified Intermediary.

         10.5 WIRE TRANSFER INSTRUCTIONS. At least two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer wire transfer instructions designating a bank account and Federal Reserve ABA designation ID number, at a bank within the United States of America where the Closing Settlement Price shall be paid to the Qualified Intermediary.


                                   ARTICLE XI.
                               CLOSING CONDITIONS

         11.1 SELLER'S CLOSING CONDITIONS. Seller's obligation to consummate the Transaction is subject to the satisfaction by Buyer or the waiver by Seller, at or before the Closing, of the following conditions:

         (a) Representations. The representations and warranties of Buyer contained in Section 4.2 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

         (b) Performance. Buyer shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to Closing.

         (c) Corporate Certificates and Opinion. Buyer shall have delivered to Seller (i) a certificate of an executive officer, dated the Closing Date, certifying on behalf of Buyer that the representations set forth in Section 4.2 are true and correct as of the Closing Date; (ii) a certificate of incumbency;
(iii) a certificate of good standing of Buyer as a limited liability company;
(iv) certified resolutions of the members of Buyer, authorizing Buyer to enter into this Agreement and the Transaction and to perform its obligations at Closing; and (v) an opinion of counsel for Buyer, acceptable to Seller, dated the Closing Date, as to such matters as may reasonably be requested by Seller and its counsel and are typical for transactions such as the Transaction.

         (d) Pending Matters. No suit, action or other legal proceeding by a third party or a governmental authority shall be pending which seeks material damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the Transaction.

         (e) No Orders. This Closing hereunder shall not violate any order or decree of any governmental authority having competent jurisdiction over the Transaction.

         (f) HSR. Any applicable waiting period under the HSR Act shall have expired or been terminated.

         11.2 BUYER'S CLOSING CONDITIONS. Buyer's obligations to consummate the Transaction is subject to the satisfaction by Seller or the waiver by Buyer, at or before the Closing, of the following conditions:

         (a) Representations. The representations and warranties of Seller contained in Section 4.1 (other than with respect to paragraphs (u), (w), (x), (y), (z) and (aa) of Section 4.1) shall be true and correct in all material respects on the Closing Date as though made on and as of that date; provided, however, that the accuracy of the representations and warranties in subparagraphs (k)(i), (ix), (x), (xi), (xii) and (xiii) of Section 4.1 shall, for purposes of satisfying this condition, not be affected to the extent of inaccuracies resulting solely from Buyer unreasonably withholding its prior written consent (after written request by Seller duly provided to Buyer) to the action taken by (or omission of) Seller, Southeast or the Partnership which caused such representations and warranties to be inaccurate.

         (b) Performance. Seller shall have performed, or caused to be performed, in all material respects the obligations, covenants and agreements hereunder to be performed by it, Southeast and the Partnership at or prior to Closing.

         (c) LLC Certificates and Opinion. Each Seller shall have delivered to Buyer, and Seller shall cause Southeast and the Partnership to deliver to
Buyer: (i) a certificate of an executive officer, dated the Closing Date, certifying on behalf of such Seller that the representations made in Section 4.1, are true and correct as of the Closing Date; (ii) a certificate of incumbency for each Seller, (iii) a certificate of corporate good standing for the Partnership as a Delaware limited partnership, for each Seller as Delaware corporations and for Southeast as a Delaware limited liability company; (iv) with respect to each Seller only, certified resolutions of the Boards of Directors of each Seller, authorizing each Seller to enter into this Agreement and the Transaction and to perform its obligations at Closing; and (v) an opinion of counsel for the Seller and each of Southeast and the Partnership, acceptable to Buyer, dated the Closing Date, as to such matters as may reasonably be requested by Buyer and its counsel and are typical for transactions such as the Transaction.

         (d) Other Certificates and Documents. Buyer shall have also received the certificates and documents described in Section 12.2.

         (e) Pending Matters. No suit, action or other legal proceeding by a third party or a governmental authority shall be pending which seeks material damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the Transaction.

         (f) No Orders. The Closing hereunder shall not violate any order or decree of any governmental authority having competent jurisdiction over the Transaction.

         (g) Adjustments. The reduction (if any) to be made at Closing to the Purchase Price which results from the application of Articles VIII and XIII does not exceed fifteen percent (15%) of the Purchase Price.

         (h) Liens and Mortgages. Seller shall have secured release of all liens and mortgages listed on Schedule 1B and released all obligations of Southeast and the Partnerships under the Seller's credit facility and provided Buyer evidence of the same.

         (i)      There shall not have occurred a Material Adverse Effect.

         (j) HSR. Any applicable waiting period under the HSR Act shall have expired or been terminated.


         (k) Seller shall have delivered proof, acceptable to Buyer in its reasonable discretion, of the effectiveness of a post-effective amendment to Seller's Registration Statement on Form S-3 (Reg. No. 333-51789), as amended, removing any entities being transferred hereunder as co-registrants under such registration statement.


                                  ARTICLE XII.
                                     CLOSING

         12.1 CLOSING. The closing of the Transaction (the "Closing") shall be held on December 17, 1999 (the "Closing Date"), at 9:00 a.m. Houston time, at the office of Seller's counsel, 1301 McKinney, Suite 5100, Houston, Texas 77010, or at such other date or place as the parties may direct; provided, however, that if all conditions to Closing set forth in Article XI have not been waived or satisfied prior to December 17, 1999, the Closing Date shall be on the second Business Day following the waiver or satisfaction of such conditions.

         12.2 SELLER'S CLOSING OBLIGATIONS. At Closing, Seller shall deliver to Buyer the following:

         (a) The certificates representing Membership Interests in Southeast, duly endorsed in blank or with separate duly executed powers duly endorsed in blank;

         (b) All organizational documents and books and records of each of Southeast, Reserves LLC and Exploration LLC;

         (c)      All books and records of the Partnership;

         (d)      The resignations of the officers and directors of Southeast;

         (e) Such other documents or authorizations as Buyer may reasonably request, or as might be reasonably necessary to assign all of Seller's interest in Southeast, the Partnership and the Operating Assets to Buyer in accordance with the provisions hereof;

         (f) Instruments assigning Seller's rights under this Agreement to the Qualified Intermediary;

         (g) A certificate of each Seller, signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number (if applicable) and (iii) providing its address, all pursuant to Section 1445 of the Code.

         (h) The certificates of Seller referred to in Section 11.2(c) hereof;

         (i)      The opinion of counsel referred to in Section 11.2(c) hereof;
and

         (j) Releases, in a form acceptable to Buyer, of all liens and mortgages listed on Schedule 1B.


         12.3 BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver the following:

         (a) The Closing Settlement Price, paid to the Qualified Intermediary in immediately available funds, by wire transfer into the U.S. bank account designated by the Qualified Intermediary;

         (b) The certificates of Buyer referred to in Section 11.1(c) hereof; and

         (c)      The opinions of counsel referred to in Section 11.1(c) hereof.

         12.4 GOVERNMENTAL FILINGS. At Closing, the Parties shall execute such guarantees, bonds, forms and other instruments as are needed allow Buyer to assume all of Seller's existing obligations under governmental permits and licenses and leases affecting the Operating Assets. Buyer shall diligently file such instruments and obtain governmental approval of the transfer of all such rights, obligations and interests.

                                  ARTICLE XIII.
               ADJUSTMENT BASKET; PRORATION OF REVENUES AND COSTS

         13.1     SETTLEMENT STATEMENTS.

         (a) Pre-Closing. The Settlement Statement is attached hereto as Exhibit D.

         (b) Final Statement. As soon as practicable after the Closing Date, but in no event later than one hundred twenty (120) days thereafter, Buyer shall prepare and submit to Seller a draft Final Statement, which shall show the calculation of the adjusted Final Settlement Price, based upon the best information then available. Seller shall have the right to audit such Final Statement and all supporting data and accountings. As soon as practicable after receipt of the Final Statement, but in any event within thirty (30) days after receipt thereof, Seller shall deliver to Buyer a written report containing the changes, if any, which Seller proposes be made to the Final Statement. If no response is made by Seller within such thirty (30) day period, it shall be presumed that Seller concurs with the Final Statement, and such Final Statement shall be the basis for the Final Settlement Price. If Seller submits a response, the Parties shall cooperate in good faith to produce not later than one hundred eighty (180) days after the Closing Date as accurate a Settlement Statement as possible based upon the information then available. After agreement upon a Final Statement setting forth the Final Settlement Price, the difference between such Final Settlement Price and the Closing Settlement Price paid at Closing shall be paid within five (5) Business Days thereafter by the Party owing the same.

         13.2     OPERATING TAXES.

         (a) Apportionment of Ad Valorem and Property Taxes. All ad valorem, real property taxes and personal property taxes, including interest and penalties attributable thereto (hereinafter "Property Taxes"), attributable to Southeast's limited partnership interest in the Partnership's ownership and operation of the Properties with respect to the assessment period ("Property Tax Period") during which the Effective Time occurs shall be apportioned between Seller and Buyer by multiplying the total amount of such Property Taxes by a fraction, the numerator of which is the number of days in the partial period through and including the Effective Time and the denominator of which is the total number of days in the Property Tax Period. The Partnership shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the Property Tax Period during which the Effective Time occurs. If Seller is the owner of Southeast on the Property Tax assessment date, then the Settlement Price shall be increased by the amount of Buyer's portion of Property Taxes owed as set forth above. If the Property Tax assessment date occurs after Closing, then the Settlement Price shall be reduced by the estimated amount of Seller's portion of Property Taxes owed as set forth above. The allocation and payment of ad valorem taxes shall be handled through adjustments to the Settlement Price.

         (b) Other Operating Taxes. With the exception of Income Taxes, all other federal, state, foreign and local Taxes (including interest and penalties attributable thereto) on the ownership or operation of the Operating Assets which are imposed upon Southeast or the Partnership for periods or portions of periods prior to the Effective Time shall be borne by Seller, and all such Taxes imposed upon the Partnership for periods or portions of periods beginning on or after the Effective Time shall be borne by Buyer. Such Taxes shall be apportioned between Seller and Buyer for the period or portion thereof up to and including the Effective Time, (i) in the case of a flat minimum dollar amount of tax, by multiplying the total amount of such Taxes by a fraction, the numerator of which is the number of days in the partial period through and including the Effective Time and the denominator of which is the total number of days in such tax period, and (ii) in the case of all other operating Taxes, on the basis of actual activities creating such Tax liability of Southeast and the Partnership for the partial period through and including the Effective Time as are determined from their respective Books and Records. To the extent any such amounts are borne prior to the delivery of the Final Statement by a Party who is not required to bear them hereunder, they shall be included in the adjustments to the Settlement Price. The allocation and payment of these Taxes shall be handled through adjustments to the Settlement Price.

         13.3 SHARED OBLIGATIONS. If an invoice or other evidence of an obligation is received which under the terms of this Article XIII is partially the obligation of Seller and partially the obligation of Buyer, then the parties shall consult with each other, the Partnership shall promptly pay such obligation to the obligee, and Seller shall promptly reimburse Buyer for Seller's portion so paid.

         13.4 UNCOLLECTIBLE ACCOUNTS RECEIVABLE. Buyer (and, prior to the Closing, Seller) shall cause Southeast and the Partnership to use commercially reasonable efforts to collect in full, consistent with the past practices of the Business, all accounts receivable of the Business (the "Accounts Receivable"). If the Accounts Receivable outstanding at the Closing shall not have been fully collected within 120 days following the Closing Date in an amount equal to the outstanding unpaid amounts thereof at the Closing, Buyer may require the Seller to purchase any Accounts Receivable that have not been so fully collected at a purchase price equal to the original outstanding amount of such Accounts Receivable at the Closing less net collections thereon from the Closing Date to the repurchase date; provided, however, that the Seller shall be required to repurchase such unpaid Accounts Receivable only to the extent that the aggregate amount of such unpaid Accounts Receivable exceeds the allowance for doubtful accounts deducted from accounts receivable set forth on the Balance Sheets, and if such an excess exists, the Seller shall only be required to pay an amount for such unpaid Accounts Receivable equal to such excess; provided, further, during such 120-day period, that Buyer may not settle or compromise any Accounts Receivable without the prior written consent of Seller. As a condition to any such repurchase, Buyer shall reconvey to the Seller the unpaid Accounts Receivable to be repurchased and shall provide Seller with sufficient detail regarding such Accounts Receivable. Buyer shall not transfer or convey such Accounts Receivable to any other Person. Payment for the repurchase of any Accounts Receivable shall be made within ten (10) days following the transfer thereof to Seller. Buyer shall provide to the Seller any documents or information reasonably requested by the Seller in connection with the Seller's collection of any Accounts Receivable repurchased from Buyer.


                                  ARTICLE XIV.
                             POST-CLOSING PROCEDURES

         14.1 DELIVERY OF FILES. Within ten (10) days after Closing, Buyer shall, at Buyer's expense, take delivery at Seller's present offices in San Antonio, Texas of all of the Partnership's and Southeast's original land, lease, revenue and cost accounting, geologic, geophysical, engineering and well files, data and materials which relate to the Operating Assets. Applicable legal and litigation files shall be delivered by Seller to Buyer at Seller's present office location in San Antonio, Texas, subject to the Parties and their attorneys making mutually acceptable arrangements for preserving the privileged and confidential nature of protected information. Seller may retain copies of its accounting and legal files, data and information, as might be needed by Seller, and Seller shall retain all originals of insurance policies covering periods prior to the Effective Time. Subject to the License Agreement, Seller shall not retain originals or copies of any seismic, geological, geophysical or engineering files, materials, data or interpretations thereof concerning the Operating Assets sold hereunder, without Buyer's prior written consent; provided however, that Seller shall not be required to deliver to Buyer, nor shall Buyer be required to accept delivery of any such data or materials which either Party reasonably believes to be subject to confidentiality agreements with third parties that would prevent Buyer from obtaining such data or expose either Party to a claim for material damages if Buyer were to receive such data or materials. Notwithstanding the above, Seller shall be permitted to retain original tax and financial accounting records for the period prior to the Closing, copies of which will be delivered to Buyer.

         14.2 THIRD PARTY DATA. To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer, the Partnership and

Southeast (i) access to files, records and data relating to the Operating Assets in the possession of third parties; (ii) access to wells constituting a part of the Operating Assets operated by third parties for purposes of inspecting same; and (iii) the waiver of confidentiality or other restrictions on the review by and/or transfer of seismic, geophysical, engineering or other data pertaining to the Operating Assets that might be triggered by Seller's assignment to Buyer of the Partnership and Southeast.

         14.3 COOPERATION. After the Closing, each Party shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to any attorney-client privilege) which may be required by the other Party for the purpose of financial reporting, preparing tax returns, filing refund claims, responding to any audit by any taxing jurisdiction or replying to any third party or governmental claim or demand concerning the Partnership, Southeast or the Operating Assets. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of Taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any Tax Return or other confidential information, except for Tax Returns concerning Taxes of the Partnership and Southeast. Except where disclosure is required by applicable law or judicial order, any information obtained by a Party pursuant to this Section 14.3 shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any Tax Returns or claims for refunds or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction, or otherwise required by law or binding judicial order.

         14.4 PREFERENTIAL RIGHTS TO PURCHASE AND CONSENTS TO ASSIGNMENT. Before Closing and for up to one year after Closing, the Parties shall continue to provide reasonable cooperation in obtaining all required Consents to Assignment and in complying with all enforceable Preferential Rights to Purchase that remain in force after Closing. Buyer shall be primarily responsible for handling such matters, shall assume all risks and liabilities in connection with the rights of the holders thereof, and shall release, indemnify and defend Seller against any claims, damages, suits, demands or other liabilities associated with any Consents to Assignment or Preferential Rights to Purchase.

         14.5 FILING AND RECORDING OF DOCUMENTS. Buyer shall promptly file all appropriate forms, declarations or bonds with governmental agencies relative to its assumption of ownership of Southeast, and Seller shall cooperate with Buyer in connection with such filings. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly.

         14.6 FURTHER ASSURANCES. After Closing, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to each Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or to inure to the benefit of such Party in consummation of the Transaction.

         14.7 INCIDENTAL COSTS. Each party shall bear its own respective expenses incurred in connection with the Closing of the Transaction, including its own consultants' fees, attorney's fees, accountants' fees, and other similar costs and expenses.


                                   ARTICLE XV.
                              SURVIVAL; INDEMNITIES

         15.1 SURVIVAL. All representations, warranties or covenants made herein, except for those in Sections 4.1(a), 4.1(e), 4.1(f), 4.1(g), 4.1(i), 4.1(k), 4.1(l), 4.1(m), 4.1(n), 4.1(o), 4.1(q), 4.1(u), 4.1(v), 4.1(w), 4.1(x),
4.1(y), 4.1(z), 4.1(aa), 4.1(bb) (with respect to Operating Assets only), 4.2(e), 4.2(i), Sections 7.1, 7.2, 7.4, 8.3, 9.1, 9.2(e), 9.9(d), 9.12(b),
9.12(c) and 9.13, and Articles XV, XVI, XVII and XXI, shall survive for two years from the Closing Date. The representations and warranties or covenants made in Sections 4.1(a), 4.1(g), 4.1(k), 4.1(l), 4.1(m), 4.1(o), 4.1(q), 4.1(u),
4.1(v), 4.1(w), 4.1(x), 4.1(y), 4.1(z), 4.1(aa), 4.1(bb) (with respect to
Operating Assets only) and Section 9.1 shall not survive Closing and shall automatically expire upon Closing. The representations, releases, covenants, indemnities, defenses and hold harmless obligations and other obligations referenced in Sections 4.1(e), 4.1(f), 4.1(i), 4.1(n), 4.2(e), 4.2(i), 7.1, 7.2,
7.4, 8.3, 9.2(e), 9.9(d), 9.12(b), 9.12(c) and 9.13 and this Article XV, and all provisions of Article XVI, Article XVII, and Article XXI shall each survive Closing, and each shall continue to remain fully enforceable in accordance with its terms.

         15.2 BUYER'S INDEMNITY. EXCEPT AS EXPRESSLY AND SPECIFICALLY INDICATED OTHERWISE IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION SECTIONS 9.9(D) AND 15.3), AFTER THE CLOSING DATE, BUYER SHALL AND HEREBY DOES RELEASE, DEFEND, INDEMNIFY, SAVE, AND HOLD HARMLESS SELLER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AGENTS, AGAINST ANY AND ALL DAMAGES WHICH ARISE OUT OF OR IN CONNECTION WITH THE OWNERSHIP OF, OPERATION OF, PRODUCTION FROM OR ACCOUNTING BY, INCOME OF OR PAYMENTS BY THE PARTNERSHIP, SOUTHEAST OR THE OPERATING ASSETS, AT ANY TIME EITHER BEFORE OR AFTER THE EFFECTIVE TIME, OR WHICH ARISE OUT OF ANY ENVIRONMENTAL CONDITION OR OTHER HAZARDOUS CONDITION RELATING TO OR AFFECTING ANY OPERATING ASSET AT ANY TIME EITHER BEFORE OR AFTER THE EFFECTIVE TIME, INCLUDING WITHOUT LIMITATION, ALL SUCH COSTS, CLAIMS OR LIABILITIES ARISING OUT OF SELLER'S NEGLIGENCE OR STRICT LIABILITY.

         15.3 SELLER'S INDEMNITY. SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE XV, SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, AND ITS PARENT OR SUBSIDIARY COMPANIES, PARTNERS AND OTHER AFFILIATES (INCLUDING AFTER CLOSING, SOUTHEAST AND THE PARTNERSHIP), AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE "BUYER GROUP"), FROM AND AGAINST ANY AND ALL DAMAGES ASSERTED AGAINST, RESULTING TO, IMPOSED UPON, OR INCURRED BY THE BUYER GROUP, DIRECTLY OR INDIRECTLY, BY REASON OF OR

RESULTING FROM OR RELATING TO (I) ANY BREACH BY SELLER (FOR WHICH SELLER SHALL BE RESPONSIBLE) OF ITS SURVIVING REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS CONTAINED IN THIS AGREEMENT, (II) ANY LIABILITIES OF SOUTHEAST AND THE PARTNERSHIP WHICH ARE UNRELATED TO THE OPERATING ASSETS, (III) ANY LIABILITIES OF SOUTHEAST AND SOUTHEAST'S INTEREST IN THE PARTNERSHIP FOR INCOME TAXES PRIOR TO CLOSING, AND (IV) ANY EXISTING LIABILITIES OF SOUTHEAST AND SOUTHEAST'S INTEREST IN THE PARTNERSHIP OWED UNDER FEDERAL LEASES FOR PRIOR ROYALTIES RELATED TO THE PERIOD OF TIME PRIOR TO CLOSING.

         15.4     PROCEDURE FOR INDEMNIFICATION.

         (a) Any Indemnified Party making a claim for indemnification hereunder shall notify the indemnifying party or parties of the claim in writing. Subject to Sections 17.1, 17.2, 17.3 and 17.4, an indemnified party may take any and all actions against an indemnifying party or parties to enforce its rights to indemnification under this Agreement.

         (b) With respect to third Person claims which are indemnifiable hereunder, promptly after receipt by an Indemnified Party under Sections 15.2 or
15.3 of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under such Section, give written notice to the Indemnifying Party of the commencement thereof. The failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of any liability that it may have to an Indemnified Party with respect to such action, only to the extent the Indemnifying Party is prejudiced by the failure to be so notified. In case any such action shall be brought against an Indemnified Party and the Indemnified Party shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. If the Indemnifying Party elects to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume (or fails to assume) the defense of such action, the Indemnified Party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the Indemnifying Party. If the action is asserted against both the Indemnifying Party and the Indemnified Party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

         15.5 EXCLUSIVITY. The parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or arising out of the transactions contemplated herein or the ownership or operation of the Operating Assets, the only relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be:

         (a) termination, but only if said termination is expressly permitted under the provisions of Article XX; or

         (b) actual damages, but only to the extent properly claimable hereunder and as limited pursuant to this Article XV or otherwise hereunder; or

         (c) specific performance if a court of competent jurisdiction in its discretion grants the same; or

         (d) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

         15.6 ASSIGNMENT OF THIRD PERSON INDEMNITIES. To the extent the same are assignable by an Indemnified Party, such Indemnified Party does hereby assign to the Indemnifying Party all rights to defense, contribution and indemnity that the Indemnified Party may hold with respect to the obligations for which the Indemnifying Party is indemnifying and defending the Indemnified Party hereunder, and the Indemnifying Party shall be subrogated to assert the Indemnified Party's rights to such third-party defense, contribution and indemnity obligations with respect to the indemnified claims or Actions.


                                  ARTICLE XVI.
                                   TAX MATTERS

         16.1     INDEMNIFICATION FOR TAXES.

         (a) Seller shall be responsible for, and shall indemnify Buyer against, all (i) Income Taxes imposed on Southeast or Southeast's interest in Partnership, and all Liabilities, losses, costs, fines, penalties, damages (actual, punitive or other), reasonable attorneys' fees, and expenses arising therefrom, relating to (A) taxable periods or portions thereof ending on or before the Closing Date, (B) Income Taxes resulting from the application of Treas. Reg. ss. 1.1502-6 or any comparable state, local or foreign tax law attributable to Tesoro Parent, or any corporation or entity which is or has been affiliated with or been part of a combined, unitary or affiliated group with Tesoro Parent, and (C) the portion of the Income Taxes for any Straddle Period (as defined in subsection 16.1(e)) allocable to Sellers with respect to either Southeast or Southeast's interest in the Partnership under subsection 16.2(e) and (ii) all Other Taxes imposed on Southeast or Southeast's interest in the Partnership relating to the taxable periods or portions thereof ending on or before the Effective Time (allocated as described in Section 13.3); provided, Sellers shall not be responsible for, and shall not be required to indemnify Buyer against, any Taxes to the extent that such Taxes do not exceed the accrued liability for Taxes on the Balance Sheets which are taken into account in determining the Working Capital.

         (b) Buyer shall be responsible for and shall indemnify Sellers against all (i) Income Taxes imposed upon Southeast or Southeast's interest in the Partnership and all Liabilities, losses, costs, fines, penalties, damages (actual, punitive, or other), reasonable attorneys' fees and expenses arising therefrom, relating to (A) taxable periods beginning after the Closing Date or (B) the portion of the Income Taxes for any Straddle Period which are allocable to Buyer under subsection 16.2(e), and (ii) except as provided in Section 13.3 and in this Article XVI, all Other Taxes imposed upon Southeast or Southeast's interest in the Partnership and all Liabilities, losses, costs, fines, penalties, damages (actual, punitive or other), reasonable attorneys fees and expenses arising therefrom arising in or relating to taxable periods or portions thereof beginning after the Effective Time (allocated as described in Section 13.3).

         (c) Each Party shall promptly notify the other Party of the commencement of any demand, claim, audit, examination, Action or other proposed change or adjustment by any Taxing Authority concerning any Tax which could give rise to a claim for indemnity pursuant to subsection 16.1(a) or subsection 16.1(b), as the case may be (each a "Tax Claim"). Such notice shall contain factual information describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.

         (d) Seller, at its own expense, shall have the sole right to represent Southeast and the Partnership's interests in any Tax Claim for Taxes for which it is indemnifying Buyer against and to employ counsel of its choice. Buyer shall have the right to participate in such Action at its own expense. Seller shall not consent to any settlement that reasonably would be expected to have an adverse effect on the Income Taxes of Southeast or Southeast's interest in the Partnership in any period after the Closing Date without Buyer's consent, which consent shall not be unreasonably withheld. Buyer's consent shall in no way reduce any indemnification due to Buyer under subsection 16.1(a). If Seller elects to control the defense, compromise or settlement of any Tax Claim, Seller shall keep Buyer informed of the progress and disposition of such Tax Claim. Buyer shall handle any other Tax Claims of Southeast or Southeast's interest in the Partnership, and Buyer shall be entitled to defend, compromise or settle such Tax Claims in its sole discretion without in any way reducing its rights to indemnification under subsection 16.1(a), unless any such settlement would give rise to a tax claim against Seller, and in such event such settlement shall be subject to Seller's consent, which shall not be unreasonably withheld.

         (e) With respect to any taxable period of Southeast or the Partnership beginning before and ending after the Closing Date (a "Straddle Period"), Buyer shall control, and Seller, at its own expense, shall have the right to participate in, the defense and settlement of any Tax Claim and each Party shall cooperate with the other Party and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld; provided, that if either Party shall refuse (the "Refusing Party") to consent to any settlement, closing or other agreement agreed to by the relevant Taxing Authority with respect to any such Tax Claim that the other party (the "Accepting Party") proposed to accept (a "Proposed Settlement"), then (i) the Accepting Party's Liability with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such Liability would have been if the Proposed Settlement had been accepted, and (ii) the Refusing Party shall be responsible for all Liabilities and expenses incurred or imposed thereafter in connection with the contest of such Tax Claim to the extent that the final settlement is more than the Proposed Settlement.

         16.2     OTHER TAX MATTERS.

         (a) All Tax sharing agreements between Southeast and any other Person, including without limitation, the Affiliates of Seller, are hereby terminated as of the Closing Date and all rights and obligations of Southeast with respect to Taxes shall be as provided herein.

         (b) Any Tax allocation agreement or arrangement in effect shall be extinguished in full as of the Closing Date.

         (c) Tax Returns (each a "Pre-Closing Return") which are required to be filed with respect to Southeast or Southeast's interest in the Partnership on a consolidated, unitary or other combined basis with the Tesoro Group, or the appropriate parent for a taxable period which ends on or before the Closing Date (a "Pre-Closing Period") shall be prepared and filed by (or shall be the responsibility of) Seller, which shall include the preparation and filing of the consolidated federal and state income Tax Returns of the Tesoro Group which includes Southeast's interest in the Partnership for the period up to and including the Closing Date. In the case of those jurisdictions which require a short-period Tax Return ending on or before the Closing Date, Seller shall prepare and file all appropriate returns required to be filed with respect to Income Taxes attributable to the operations and the Operating Assets for the pre-Closing periods. All such Pre-Closing Returns shall be filed on a basis consistent with prior Tax Returns filed with respect to Southeast's interest in the Partnership. Seller or the appropriate parent of Southeast or the Partnership shall timely pay or cause to be paid all Taxes shown on such Pre-Closing Returns. All Tax Returns which (i) are required to be filed with respect to Southeast's interest in the Partnership on a separate basis (including the preparation of supporting schedules, Tax Returns and other Tax information with respect to Southeast's interest in the Partnership necessary for completion of the Pre-Closing Returns) after the Closing Date for a Pre-Closing Period (a "Post-Closing Return"), and (ii) are required to be filed or with respect to Southeast's interest in the Partnership for a taxable period that ends after the Closing Date, including any Tax Return (a "Straddle Return") for a Straddle Period, shall be prepared and filed by Buyer; subject to the rights to indemnification and other rights under 16.1(a) and subsection 16.2(e), Buyer shall timely pay or cause to be paid all Taxes shown on such Tax Returns.

         (d) Seller agrees to provide Buyer and Buyer agrees to provide Seller with such cooperation and information as the other shall reasonably request in connection with the preparation or filing of any Tax Return required under this Agreement.

         (e) With respect to any Straddle Period, to the extent permitted by applicable law, Seller shall elect to treat the Closing Date as the last day of the taxable period. If applicable law, regulation or Governmental Order will not permit the Closing Date to be the last day of a period, the Income Tax attributable to the operations of Southeast and Southeast's interest in the Partnership for the portion of the period up to and including the Closing Date shall be (i) in the case of a flat minimum dollar amount Tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the Effective Time and the denominator of which is the total number of days in such Straddle Period, and
(ii) in the case of all Income Taxes, the Tax computed on the basis of the taxable income or loss attributable to Southeast's interest in the Partnership for the partial period through and including the Closing Date as determined from their Books and Records. All Other Taxes arising with or related to a Straddle Period will be allocated as provided in Section 13.3.

         (f) With respect to any Post-Closing Return or Straddle Return, Buyer shall deliver, at least 30 days prior to the due date for filing such Tax Return (including any extension) to Seller a statement setting forth the amount of Income Tax which Seller owes pursuant to subsection 16.1(a), including the allocation of Taxes under subsection 16.2(e), and copies of such Tax Return. Seller shall have the right to review such Tax Returns and the allocation of Taxes and to suggest to Buyer any reasonable changes to such Tax Returns no later than 15 days prior to the date for the filing of such Tax Returns. Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Tax Returns and allocation of Taxes and mutually to consent to the filing as promptly as possible of such Tax Returns. Not later than 15 days before the due date for the payment of Income Taxes with respect to such Tax Returns, Seller shall pay to Buyer an amount equal to the Income Taxes as agreed to by Buyer and Seller as being owed by Seller, pursuant to subsection 16.1(a). In the event that Buyer and Seller cannot agree on the amount of Income Taxes owed by Seller, with respect to a Straddle Return or a Post-Closing Return, Seller shall pay to Buyer the amount of Income Taxes reasonably determined by Buyer to be owed by them pursuant to subsection 16.1(a). Within ten (10) days following such payment, Seller and Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by Buyer and Seller to arbitrate the dispute. Seller and Buyer shall equally share the fees and expenses of such accounting firm, and its determination as to the amount owing by Seller, pursuant to Section 16.1(a) with respect to a Straddle Return or Post-Closing Return shall be binding on both parties. Within five (5) days of the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return or a Post-Closing Return by the amount of any estimated Taxes paid with respect to such Taxes by or on behalf of Southeast on or before the Closing Date.

         (g) Seller shall have the right to all refunds of Taxes (including interest thereon), which relate to Taxes of Southeast or Southeast's interest in the Partnership for Pre-Closing Periods and Straddle Periods, to the extent provided in the following sentences. Buyer shall pay over to Seller any such refunds within ten (10) days of receipt thereof, net of any Taxes imposed on Buyer or Southeast by reason of the receipt of such refund. To the extent any refund of Taxes is made with respect to a Pre-Closing Period or a Straddle Period, such refund shall be apportioned between Buyer and Seller, based on the appropriate allocation method set forth in Section 16.2(e).

         (h) Buyer and Seller agree to consult and resolve in good faith any issues arising in connection with the preparation or review of any Tax Return or the calculation of any Tax described in this Section 16.2.

         (i) At the Closing, Seller, Southeast and the Partnership each shall deliver to Buyer certificates signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and
(iii) providing its address, all pursuant to Section 1445 of the Code.

         16.3 EXCLUSIVE REMEDY FOR TAXES. This Article XVI provides the sole and exclusive remedy for any claim against Seller for indemnification, damages or breach of any representation or warranty with respect to or relating to Taxes.

                                  ARTICLE XVII.
                              DEFAULT AND REMEDIES

         17.1 LIABILITIES UPON TERMINATION. If Closing does not occur due to Seller's violation of the terms of this Agreement, then Buyer may seek such legal or equitable remedies as Buyer may desire including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement. If Closing does not occur due to Buyer's violation of the terms of this Agreement, then Seller may seek such legal or equitable remedies as Seller may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

         17.2 RECOVERY OF COSTS. The prevailing Party in any litigation or alternative dispute resolution proceeding between the Parties in a dispute arising under this Agreement shall be entitled to recover, from the other Party, reimbursement for reasonable attorneys fees, expert fees, court costs and costs of discovery and investigation.

         17.3 WAIVER OF EXTRAORDINARY DAMAGES. TO THE FULL EXTENT ALLOWED BY LAW, AND EXCEPT AS MAY BE INCLUDED IN THIRD PARTY DAMAGES SUBJECT TO ANY INDEMNITY OBLIGATION HEREUNDER, THE PARTIES HEREBY WAIVE AND RELEASE ANY RIGHTS OR CLAIMS TO PUNITIVE OR EXEMPLARY DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT. THE PARTIES HEREBY WAIVE THE APPLICATION OF THE TEXAS DECEPTIVE TRADE PRACTICES- CONSUMER PROTECTION ACT TO THE TRANSACTION.

         17.4 WAIVER OF JURY TRIAL. SELLER AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

         17.5 INDEPENDENT OBLIGATIONS. The express release, indemnity, defense and hold harmless obligations contained herein shall exist separate and independent from the representations and warranties in this Agreement, and the limitations of representations and warranties shall not be construed to limit the scope of the express releases, indemnities, and defense and hold harmless obligations.

         17.6 CHANGES OF LAW. Sellers do not make any representations and warranties and do not assume any responsibilities or liabilities for any Damages to Buyer arising out of or related to changes in the law or new interpretations of existing law that may occur after Closing.

         17.7 MERGER. No representations, warranties, indemnities, covenants or other provisions of this Agreement shall merge with provisions of any other instrument.


                                 ARTICLE XVIII.
                                     NOTICES

         18.1 NOTICES. All notices authorized or required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, or telephone facsimile, postage or charges prepaid, and addressed to the Parties at the respective addresses set forth below:

                  If to Seller:        Tesoro Petroleum Corporation.
                                       300 Concord Plaza Drive
                                       San Antonio, Texas 78216-6999
                                       Attention: James C. Reed, Jr.
                                       Fax Number:   (210) 283-2400
                                       Phone Number: (210) 828-8484

                  With a copy to:      Fulbright & Jaworski L.L.P.
                                       1301 McKinney, Suite 5100
                                       Houston, Texas 77010
                                       Attention: Michael W. Conlon
                                       Fax Number:   (713) 651-5246
                                       Phone Number: (713) 651-5151

                  If to Buyer:         EEX Operating LLC
                                       2500 City West Boulevard, Suite 1400
                                       Houston, Texas 77042
                                       Attention: Janice K. Hartrick
                                       Fax Number:   (713) 243-3359
                                       Phone Number: (713) 243-3371

                  With a copy to:      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       1700 Pacific Avenue
                                       Suite 4100
                                       Dallas, Texas 75201
                                       Attention: Michael E. Dillard
                                       Fax Number:   (214) 969-4343
                                       Phone Number: (214) 969-2876

Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

                                  ARTICLE XIX.
                         CONFIDENTIALITY AND DISCLOSURES

         19.1 NON DISCLOSURE OF DATA. To the extent Buyer does not acquire all of the Membership Interests for any reason, Buyer shall not directly or indirectly disclose or use any materials, data or other information provided by or obtained from Seller, Southeast or the Partnership, and Buyer and its representatives shall continue to be bound by the terms of the existing Confidentiality Agreement dated June 17, 1999, between the Parties.

         19.2 PUBLIC ANNOUNCEMENTS. The Parties hereto agree that prior to making any public announcement or statement with respect to the Transaction, the Party desiring to make such public announcement or statement shall consult with the other Party and exercise reasonable efforts to obtain the consent of the other Party to the text of such public announcement or statement. If the Parties cannot agree upon the text of any such public disclosure, a Party may nevertheless disclose information with respect to the to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental or judicial authority or agency having jurisdiction or to the extent such disclosure is necessary to comply with requirements of the New York Stock Exchange.


                                   ARTICLE XX.
                                   TERMINATION

         20.1 TERMINATION . Notwithstanding anything herein to the contrary, this Agreement and the Transaction may be terminated in the following instances:

         (a) At any time by the mutual written agreement of Buyer and Seller;

         (b) By Seller, if the Settlement Price Adjustment exceeds fifteen percent (15%) of the Purchase Price; or by Buyer, if the sum of the Settlement Price Adjustment and any reductions to the purchase price as a result of the exercise by third parties of Preferential Rights to Purchase exceeds fifteen percent (15%) of the Purchase Price;

         (c) By Seller or Buyer, if any of the Casualty Price individually exceeds ten percent (10%) of the Purchase Price; or

         (d) By Buyer or Seller, if Closing has not taken place before December 31, 1999; provided, however, that the Party seeking to terminate this Agreement pursuant to Section 20.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Transaction prior to December 31, 1999.


                                  ARTICLE XXI.
                                  MISCELLANEOUS

         21.1 ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement, embody the entire agreement between the Parties (superseding all prior agreements, negotiations, representations, discussions, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked only by a written instrument signed by each of the Parties; provided, however, the Confidentiality Agreement dated June 17, 1999, between the Parties shall remain effective until Closing. If the sale of the Operating Assets to Buyer is not consummated, then the Confidentiality Agreement shall remain effective as stated therein.

         21.2 NO VERBAL MODIFICATIONS OR WAIVERS. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be supplemented, amended, modified, released or waived only by a written instrument executed by the Parties. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         21.3 SEVERABILITY. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining terms and provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable term or provision, there shall be added automatically to this Agreement a legal, valid and enforceable term or provision as similar as possible to the term or provision declared illegal, invalid or unenforceable.

         21.4 INTERPRETATION. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, unless the context otherwise requires. None of the terms or conditions of this Agreement, including any Exhibits or Schedules hereto, shall be construed for or against any Party hereto on the basis that such Party did or did not author the same. All terms of this Agreement and the Exhibits shall be harmonized, but in the event of any conflict between the definition of a term in Article I and a more complete description or limitation of such term in a subsequent Article, the subsequent Article shall prevail. This Agreement is being executed in connection with the Stock Purchase Agreement, as amended by the Amendment, and the two instruments shall be harmonized, to the extent possible, provided however, that no Party shall be entitled to receive duplicate payments (including, without limitation, duplicate payment of any purchase price) or other relief regarding the same matters under both this Agreement and the Stock Purchase Agreement, as amended, and the rights of the Parties hereunder are subject to the terms of the Stock Purchase Agreement, as amended by the Amendment. In the event of any conflict, redundancy or inconsistency between the terms of the Stock Purchase Agreement, as amended, and this Agreement (including without limitation any conflict, redundancy or inconsistency with respect to the provisions relating to indemnification, payment of purchase price, adjustments to the purchase price, transfer of the Membership Interests, representations, warranties and covenants or any provisions of the exhibits or schedules), the provisions of the Stock Purchase Agreement, as amended, shall control and prevail in all respects. The Article and Section headings are for convenience only and shall have no significance in the interpretation hereof.

         21.5 COUNSEL. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT IT WAS REPRESENTED BY COUNSEL OF ITS OWN SELECTION IN NEGOTIATION AND PREPARATION OF THE TERMS OF THE AGREEMENT AND THE ATTACHED EXHIBITS AND THAT IT IS SOPHISTICATED AND EXPERIENCED IN TRANSACTIONS OF THIS TYPE AND IS AWARE OF ALL TERMS AND CONDITIONS CONTAINED HEREIN. EACH PARTY SHALL BE RESPONSIBLE FOR THE COSTS AND EXPENSES OF ITS OWN COUNSEL.

         21.6 GOVERNING LAW. This Agreement and other documents delivered pursuant to this Agreement and the legal relations between the Parties shall be governed and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

         21.7 CONSENTS. Except as expressly provided otherwise herein, any consent required of a Party with respect to any matters covered by this Agreement shall not be unreasonably withheld or action with respect thereto unduly delayed.

         21.8 TIME OF ESSENCE. Time is of the essence in all matters provided for in this Agreement.

         21.9 BINDING EFFECT, ASSIGNMENT. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and, except as otherwise prohibited, their respective successors; however, this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any Party without the express written consent of the non-assigning or non-delegating Parties, which consent may be withheld for any or no reason; provided that Buyer may assign some or all of its rights, duties and obligations under this Agreement to an Affiliate of EEX Corporation. Any assignment or delegation without such consent will be void.

         21.10 NO RELATIONSHIP. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency or other fiduciary relationship between the Parties, nor is this Agreement intended to create, nor shall it be construed to create, any rights in any third party, to create any third party beneficiaries or to ratify, adopt or confirm any other lease, agreement or other instrument, whether or not affecting Southeast, the Partnership or the Operating Assets. Notwithstanding the above, the Parties acknowledge that the Transaction shall be subject to the rights of all third parties holding Preferential Rights to Purchase and Consents to Assignment concerning the Operating Assets, to the extent that they are valid, in effect and enforceable by reason of the Transaction, and that such third party rights shall be handled as set forth herein.

         21.11 NO RECORDATION. Without limiting any Party's right to file suit to enforce its rights under this Agreement, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof, unless required under the Securities Exchange Act of 1934.

         21.12 EXHIBITS AND SCHEDULES. All Exhibits and Schedules which are referred to herein are hereby made a part hereof and incorporated herein by reference.

         21.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one agreement.

         21.14 NO THIRD PARTY BENEFICIARIES. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and the Indemnified Parties specified in Article XV and their respective legal representatives, successors and assigns. Such agreements shall not inure to the benefit of any employees of Seller, Southeast or the Partnership (except in their capacity as Indemnified Parties) or the obligees of any indebtedness of any Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third Person is expressly given rights herein.

         21.15 JOINT AND SEVERAL LIABILITY. Tesoro Petroleum Corporation and Tesoro Gas Resources Company, Inc. agree to be jointly and severally liable for all of the Seller's duties and obligations hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


SELLER                                         BUYER

TESORO PETROLEUM CORPORATION                   EEX OPERATING LLC

By: /s/ SHARON L. LAYMAN                       By: EEX CORPORATION
   -------------------------------
Name: Sharon L. Layman                         By: /s/ RICHARD S. LANGDON
     -----------------------------                 ----------------------------------
Title: Vice President and Treasurer            Name: Richard S. Langdon
      -----------------------------                 ---------------------------------
                                               Title: EVP and Chief Financial Officer
TESORO GAS RESOURCES COMPANY, INC.                   --------------------------------

By: /s/ JEFFREY B. FABIAN
   ------------------------------
Name: Jeffrey B. Fabian
     ----------------------------
Title: President
      ---------------------------




                                       55


The schedules and exhibits referenced in this Purchase Agreement have been omitted. The Registrant will furnish a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.